Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2009, the noon spot rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$0.9452.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2009 was estimated to be 33.7 million. Approximately 68% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and Labrador and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 14, 2008. As a result of that election the Conservative Party forms the Government. The distribution of seats in the House of Commons is as follows: the Conservative Party has 145 seats, the Liberal Party has 77 seats, the Bloc Québécois has 48 seats, and the New Democratic Party has 37 seats. There is 1 independent member.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for 4 or 5 years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of December 8, 2008, the federalist Québec Liberal Party was reelected for the third time since 2003 and forms a majority government having obtained 66 out of 125 seats in Quebec’s National Assembly (42% of the votes cast), as compared to 51 seats (35% of the votes cast) for the official opposition Parti québécois party, 7 seats (16% of the votes cast) for the Action démocratique du Québec and 1 seat (4% of the votes cast) for the Québec Solidaire party.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2002 constant dollars) in 2008, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)
Percentage Distribution in 2008(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2) May not add to 100.0% due to rounding.

(3) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 70.7% in 2008 while the remaining 29.3% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, chained 2002 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2002 constant dollars) by sector in 1999 and over the 2004-2008 period.

Real Gross Domestic Product at Basic Prices by Industry

	(For the years ended December 31,)
	2008	2007	2006	2005	2004	1999(2)	2008	2004	1999(2)
	(millions of 2002 dollars)						(percentage distribution)

Agriculture(3)	$23,652	$21,416	$21,557	$21,700	$20,825	$22,082	1.9%	1.8%	2.3%
Forestry, fishing and hunting	5,668	6,480	7,048	7,332	7,327	6,307	0.5	0.7	0.6
Mining and oil and gas extraction	56,820	58,253	57,965	56,403	55,867	50,623	4.6	5.0	5.2
Manufacturing	169,870	182,480	184,843	188,043	184,773	171,479	13.8	16.4	17.6
Construction	73,865	71,747	68,974	66,157	63,134	49,097	6.0	5.6	5.1
Utilities	31,005	31,265	30,115	30,541	29,082	28,270	2.5	2.6	2.9
Transportation and warehousing	58,408	58,245	57,115	55,322	52,171	46,811	4.7	4.6	4.8
Wholesale and retail trade	147,128	144,387	137,075	129,271	123,146	97,111	11.9	10.9	10.0
Finance, insurance and real estate	247,554	241,914	232,621	222,968	214,973	182,424	20.1	19.1	18.8
Public administration and defence	70,486	68,612	67,134	65,044	64,033	56,590	5.7	5.7	5.8
Health, social, educational, professional and other services	349,252	341,188	330,693	319,236	310,754	264,333	28.3	27.6	27.2

Total(1)	$1,233,708	$1,225,987	$1,195,140	$1,162,017	$1,126,085	$971,941	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.
(1) May not add to total due to rounding.
(2) Data does not add to total from 1997 to 2001 due to rebasing to 2002 constant dollars.
(3) Agriculture includes support activities for agriculture and forestry, fishing and hunting.

The share of service-producing industries in real GDP at basic prices increased from 66.6% in 1999 to 70.7% in 2008. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 4.7% between 1999 and 2008, compared to an average annual growth rate of 3.4% for total service sector real GDP (2002 constant dollars). The goods-producing sector constituted 29.3% of real GDP at basic prices in 2008, down from 33.7% in 1999. The decline was most evident in manufacturing, with its share declining from 17.6% in 1999 to 13.8% in 2008, and in mining and oil and gas extraction, where the share fell from 5.2% to 4.6%.

Total year-over-year GDP growth was 3.2% in 2004 and in 2005, eased to 2.9% in 2006, and then to 2.6% in 2007 and 0.6% in 2008. As a result of the global economic downturn, real GDP in 2009 growth fell to negative 3.2%, negative 4.3% and negative 4.1% (year-over-year) in the first, second and third quarters, respectively.

Manufacturing output increased 2.0% in 2004 and 1.8% in 2005. In 2006 manufacturing output declined 1.7% in 2006, 1.3% in 2007 and 6.9% in 2008. On a year-over-year basis manufacturing output in 2009 fell 14.6% in the first quarter, 17.2% in the second quarter and 15.4% in the third quarter.

The construction sector was the second largest goods-producing sector in Canada in 2008. Construction activity rose by 5.7% in 2004, 4.8% in 2005, 4.3% in 2006, 4.0% in 2007 and 3.0% in 2008. On a year-over-year basis, construction output fell 3.8% in the first quarter of 2009, 6.1% in the second quarter and 7.2% in the third quarter.

Output from mining and oil and gas extraction rose by 1.6% in 2004 before declining to 1.0% in 2005. After rebounding to 2.8% in 2006, growth in this sector eased to 0.5% in 2007 and was negative 2.5% in 2008. Year-over-year, output in this sector fell 5.6%, 10.6% and 14.9% in the first three quarters of 2009 respectively. Investment in mining and oil and gas extraction was sustained by strong price gains in these commodities over recent years.

Although the share of agricultural output1 in total real GDP was only 1.9% in 2008 (2002 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 24.8 million tonnes in 2004, 25.7 million tonnes in 2005, 25.3 million tonnes in 2006, 20.1 million tonnes in 2007, and increased to 28.6 million tonnes in 2008. Statistics Canada estimates wheat production to be 24.6 million tonnes in 2009.

Gross Domestic Income and Expenditure*

Nominal GDP at market prices was about $1.6 trillion in 2008. Nominal GDP grew at 6.4% in 2004, 6.4% in 2005, 5.5% in 2006, 5.8% in 2007 and 4.4% in 2008. In 2009, nominal GDP growth was negative 3.6%, negative 6.5% and negative 6.6% in the first, second and third quarters, respectively (year-over-year).

Gross Domestic Income and Expenditure

	First 3 quarters (10)		For the years ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions of dollars)
Income
Labor income (1)	$821,752	$820,176	$823,116	$784,839	$743,392	$695,093	$657,249
Corporate profits (2)	138,876	226,765	215,799	204,131	196,130	186,585	168,219
Non-farm unincorporated business income	97,960	92,829	93,438	89,974	86,651	84,024	81,313
Farm income	139	2,796	2,808	433	−44	1,210	2,897
Other net domestic income (3)	154,459	164,645	161,316	158,467	142,771	137,966	124,210

Net domestic income	1,213,185	1,307,212	1,296,477	1,237,844	1,168,900	1,104,878	1,033,888
Indirect taxes, capital consumption allowances and residual error	306,909	302,695	303,604	295,100	280,315	268,967	257,018

Gross Domestic Income	$1,520,095	$1,609,907	$1,600,081	$1,532,944	$1,449,215	$1,373,845	$1,290,906

Expenditure
Consumer expenditure	893,251	891,885	891,197	850,921	801,211	758,966	719,917
Government expenditure (goods & services):
Federal (4)	63,947	60,657	60,760	55,215	52,687	50,599	48,442
Provincial-municipal (5)	323,945	303,069	306,245	284,124	264,931	246,352	231,480

Total government (6)	387,892	363,727	367,005	339,339	317,618	296,951	279,922
of which current	328,596	311,509	313,669	294,776	277,097	259,857	247,397
of which capital (7)	59,296	52,217	53,336	44,563	40,521	37,094	32,525

Residential construction	97,387	110,091	108,175	108,050	98,099	89,604	82,965
Business fixed investment:
Non-residential construction	89,580	97,255	98,092	92,705	85,288	72,752	62,058
Machinery and equipment	90,576	102,457	102,906	101,491	100,006	93,240	84,732

Total	180,156	199,712	200,998	194,196	185,294	165,992	146,790
Inventory accumulation:
Business non-farm	−9,645	7,479	6,915	12,493	10,284	9,932	3,848
Farm	−2,191	1,612	1,818	−1,102	−746	655	1,390

Total	−11,836	9,091	8,733	11,391	9,538	10,587	5,238
Exports (goods & services) (8)	435,183	570,116	562,174	534,557	524,358	519,435	495,980
Imports (goods & services) (9)	−463,247	−533,123	−536,792	−504,618	−487,757	−468,270	−440,314
Residual error of estimate	1,309	−1,592	−1,409	−892	854	580	408

Gross Domestic Expenditure	$1,520,095	$1,609,907	$1,600,081	$1,532,944	$1,449,215	$1,373,845	$1,290,906

Gross Domestic Expenditure in 2002 Chained Dollars	$1,285,801	$1,324,186	$1,321,360	$1,315,907	$1,283,419	$1,247,807	$1,211,239

Source: Statistics Canada, National Income and Expenditure Accounts.
Note: Amounts may not add due to rounding.
(1) Includes military pay and allowances.
(2) Includes net interest and dividends paid to non-residents.
(3) Includes interest and miscellaneous investment income and government business enterprise profits before taxes.
(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.
(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.
(6) Includes government inventories.
(7) Includes inventory accumulations at all levels of government.
(8) Excludes investment income paid from non-residents.
(9) Excludes investment income paid to non-residents.
(10) Seasonally adjusted, annual rates.

 1 Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
* Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Real output experienced robust growth between 1997 and 2000, increasing 5.2% in 2000 before a slowdown in global economic activity helped reduce growth to 1.8% in 2001. Since then, real GDP (at market prices) growth recovered to 2.9% in 2002, 1.9% in 2003, 3.1% in 2004, 3.0% in 2005, 2.9% in 2006, 2.5% in 2007 and 0.4% in 2008. In 2009, global economic weakness resulted in year-over-year real GDP declining 2.3%, 3.2% and 3.2% in the first three quarters, respectively.

Real consumer spending rose 3.3% in 2004, 3.7% in 2005, 4.1% in 2006, 4.6% in 2007 and 3.0% in 2008. Year-over-year growth in consumer spending was negative 0.7% in the first quarter of 2009, negative 0.6% in the second quarter and 0.0% in the third quarter.

Since attaining a peak of 20.2% in 1982, the personal saving rate (seasonally adjusted levels) trended downward until the early 2000s, reaching 3.2% in 2004, 2.1% in 2005. Since then the personal savings rate increased somewhat to 3.5% in 2006, 2.5% in 2007 and 3.7% in 2008. The personal saving rate was 4.9% in the first quarter, 5.5% in the second quarter and 4.8% in the third quarter of 2009.

Year-over-year growth in non-residential business fixed investment was 8.2% in 2004 then rose to 12.4% in 2005 before declining to 10.0% in 2006, 3.7% in 2007 and 0.2% in 2008. Year-over-year growth in non-residential business fixed investment was negative 13.1%, negative 16.4% and negative 16.0% in the first three quarters of 2009, respectively.

The number of housing starts rose steadily in the early part of this decade but levelled off from 2004 to 2007 and has fallen since then. Following a level of 153 thousand units in 2000, housing starts increased to 220 thousand units in 2003 and 232 thousand units in 2004. Housing starts then eased to 224 thousand units in 2005, 229 thousand units in 2006, 228 thousand units in 2007 and 211 thousand units in 2008. In 2009, the level of housing starts was 139 thousand, 128 thousand and 148 thousand units in the first three quarters, respectively (at annual rates).

Government spending on current goods and services grew by 2.0% in 2004, 1.4% in 2005, 3.0% in 2006 3.3% in 2007 and 3.7% in 2008. Year-over-year growth in government spending on goods and services was 2.3% in the first quarter of 2009, 2.0% in the second quarter and 3.2% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $54.8 billion in 2004, and declined to $50.3 billion in 2005, $35.7 billion in 2006, $28.9 billion in 2007 and $24.4 billion in 2008. On average in the first three quarters of 2009, the trade balance in goods and services fell to a deficit of $29.1 billion at annual rates (see also “Balance of Payments”).

*	In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2002 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 3.2% in 2004, 3.3% in 2005, then decreased to 2.6% in 2006 before rebounding to 3.1% in 2007 and to 3.9% in 2008. In 2009, the year-over-year change in the implicit price deflator was negative 1.3% in the first quarter, negative 3.4% in the second quarter and negative 3.5% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, year-over-year increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 per cent target range. The CPI rose 1.8% in 2004, 2.2% in 2005, 2.0% in 2006, 2.2% in 2007 and 2.3% in 2008. In 2009, CPI inflation fell to 1.2% in the first quarter, 0.1% in the second quarter and negative 0.9% in the third quarter, largely reflecting declining energy prices.*

Price Developments

	G.D.P.	Consumer Price Index						Industrial
	Implicit			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &		Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Shelter	Index
	(annual percentage changes)

2004	3.2	1.8	2.1	1.7	6.8	1.4	2.2	3.2
2005	3.3	2.2	2.5	2.2	9.6	1.3	3.0	1.5
2006	3.3	2.0	2.3	2.0	5.1	1.5	3.4	2.4
2007	2.6	2.2	2.7	2.0	2.3	2.0	3.5	1.6
2008	3.9	2.3	3.5	2.2	9.9	1.2	4.2	4.3

2008Q4	1.6	1.9	6.9	0.9	–2.0	1.3	3.7	5.9
2009Q1	–1.3	1.2	7.5	–0.1	–10.3	1.3	2.8	0.8
2009Q2	–3.4	0.1	6.3	–1.3	–18.3	1.2	–0.3	–4.1
2009Q3	–3.5	–0.9	3.9	–1.9	–20.4	0.9	–2.0	–6.6
Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1) This implicit price index is based on seasonally adjusted data.

The average annual wage settlements increased steadily between 1996 and 2001, but then slowed over 2002 to 2004. Average wage gains (over the life of the contract) rose from 0.9% in 1996 to 3.3% in 2001, then declined to 2.8% in 2002, 2.5% in 2003 and 1.8% in 2004 before accelerating to 2.3% in 2005, 2.5% in 2006, and 3.3% in 2007 and 2008. Wage gains were 2.4% in the first quarter of 2009, 2.6% in the second quarter and 1.9% in the third quarter.

* Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

Labor Market Characteristics(1) (2)
(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2004	17,182	15,947	7.2	1,203	1,074	10.8	4,024	3,681	8.5
2005	17,343	16,170	6.8	1,201	1,076	10.4	4,053	3,717	8.3
2006	17,593	16,484	6.3	1,200	1,082	9.9	4,094	3,765	8.0
2007	17,946	16,866	6.0	1,208	1,097	9.2	4,150	3,852	7.2
2008	18,245	17,126	6.1	1,224	1,110	9.3	4,185	3,882	7.2

2008Q4	18,323	17,146	6.4	1,228	1,110	9.6	4,192	3,889	7.2
2009Q1	18,301	16,907	7.6	1,232	1,105	10.3	4,178	3,845	8.0
2009Q2	18,379	16,844	8.4	1,230	1,100	10.5	4,223	3,860	8.6
2009Q3	18,388	16,809	8.6	1,235	1,102	10.8	4,204	3,826	9.0

	Ontario			Prairie Provinces			British Columbia
For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2004	6,775	6,317	6.8	2,958	2,814	4.9	2,222	2,063	7.2
2005	6,849	6,398	6.6	2,976	2,848	4.3	2,263	2,131	5.9
2006	6,927	6,493	6.3	3,067	2,949	3.8	2,305	2,196	4.8
2007	7,044	6,594	6.4	3,178	3,058	3.8	2,366	2,266	4.2
2008	7,155	6,687	6.5	3,256	3,133	3.8	2,426	2,314	4.6

2008Q4	7,185	6,682	7.0	3,287	3,158	3.9	2,432	2,306	5.2
2009Q1	7,173	6,567	8.4	3,298	3,133	5.0	2,420	2,257	6.7
2009Q2	7,165	6,506	9.2	3,316	3,121	5.9	2,445	2,257	7.7
2009Q3	7,178	6,513	9.3	3,326	3,110	6.5	2,445	2,258	7.7
Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment.
(2) Quarterly levels are based on seasonally adjusted data.

Employment growth, on a year-over-year basis, was 1.8% in 2004, 1.4% in 2005 and 1.9% in 2006. Year-over-year employment growth then strengthened to 2.3% in 2007 before slowing to 1.5% in 2008. In the first three quarters of 2009, employment declined by 1.1%, 1.7% and 1.8% year-over-year, respectively. Meanwhile, year-over-year labor force growth was 1.3% in 2004, 0.9% in 2005, 1.4% in 2006 and 2.0% in 2007 before slowing down to 1.7% in 2008. In the first three quarters of 2009, the labor force grew by 0.7%, 0.7% and 0.8% year-over-year, respectively.

The unemployment rate declined from 7.2% in 2004 to 6.8% in 2005, 6.3% in 2006 and 6.0% in 2007 before increasing to 6.1% in 2008. In 2009, the unemployment rate increased to 7.6% in the first quarter, 8.4% in the second and 8.6% in the third quarter (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica, Israel, Peru and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In addition, in January 2009 Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

The Composition of Canadian Merchandise Trade
(Balance of Payments Basis)

	First 3 quarters (2)		(For the years ended December 31,)
	2009	2008	2008	2007	2006	2005	2004
	(in millions of dollars)

Value of Exports
Wheat	$4,763	$5,167	$6,868	$4,638	$3,609	$2,697	$3,482
Other agricultural products	19,815	20,488	27,734	25,562	24,240	24,550	24,233
Crude petroleum	29,933	49,614	60,970	40,997	38,575	30,357	25,570
Natural gas	11,419	26,147	33,046	28,071	27,805	35,989	27,382
Ores and metals	27,651	43,252	54,850	52,990	45,482	36,025	32,276
Lumber	2,848	4,025	5,350	7,387	9,161	10,382	11,508
Pulp and Paper	6,659	8,883	11,846	11,896	12,205	12,210	13,212
Other materials	56,789	77,488	103,157	88,230	84,586	85,456	78,488
Motor vehicles	20,764	31,617	41,333	53,018	57,339	60,762	62,726
Motor vehicles parts	10,104	15,106	19,750	24,288	24,959	27,233	27,662
Machinery	14,979	17,192	23,443	22,330	20,550	19,942	19,297
Other end products	60,974	64,377	87,722	89,839	90,514	90,211	89,077
Special transactions	8,641	10,168	13,789	13,880	14,927	14,398	14,093

Total Exports (1)	$275,341	$373,525	$489,857	$463,127	$453,951	$450,210	$429,006

Value of Imports
Edible products	$21,299	$19,759	$27,002	$24,289	$22,220	$20,811	$20,000
Crude petroleum	15,080	26,747	34,179	23,671	22,562	21,544	16,439
Other crude materials	10,113	13,686	18,006	15,383	13,260	12,799	11,511
Fabricated materials	58,762	71,770	96,840	87,012	87,148	82,226	74,913
Motor vehicles	22,072	31,743	41,112	43,722	41,916	38,768	36,445
Motor vehicle parts	16,730	23,243	30,847	36,226	37,929	39,613	40,923
Machinery and equipment	82,661	89,962	122,629	116,673	114,736	110,931	104,091
Other end products	43,409	42,009	57,521	54,782	52,006	49,484	47,719
Special transactions	9,830	11,254	14,852	13,471	12,568	11,662	11,116

Total Imports (1)	$279,956	$330,174	$442,988	$415,229	$404,346	$387,838	$363,158

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 62.0% in 2008. Over this period, the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment, and fabricated materials.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2008, trade with the United States accounted for 75.5% of the value of Canada’s merchandise exports and 63.4% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 20.1% of the United States’ exports and 16.0% of its imports in 2008.

Geographical Distribution of Canadian Merchandise Trade
(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Exports (1)
United States	73.1%	76.1%	75.5%	76.8%	79.6%	81.8%	81.7%
Japan	2.4	2.3	2.4	2.2	2.3	2.3	2.3
United Kingdom	3.4	2.9	2.9	3.1	2.5	2.1	2.2
European Union (2)	5.2	4.9	5.2	5.3	4.6	4.1	4.1
Other	15.7	13.8	14.0	12.7	11.0	9.7	9.7

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	63.2%	63.4%	63.4%	65.0%	65.5%	66.9%	68.9%
Japan	2.5	2.7	2.6	2.9	2.9	2.9	2.8
United Kingdom	2.1	2.6	2.6	2.4	2.4	2.3	2.6
European Union (2)	8.1	8.0	8.0	7.8	8.1	7.6	7.4
Other	24.1	23.4	23.4	21.9	21.1	20.3	18.3

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

Merchandise Trade Indices
(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(2002 = 100)
Indices of physical volume
Exports	85.8	103.7	102.0	107.4	106.0	105.1	103.0
Imports	112.7	136.9	134.6	134.6	126.4	120.3	111.9

Indices of prices
Exports	103.3	116.0	116.0	104.1	103.4	103.4	100.6
Imports	92.9	90.1	92.4	87.5	89.7	90.4	91.0
Terms of trade (1)	111.3	128.7	125.6	119.1	115.2	114.4	110.5
Source: Statistics Canada, Canadian International Merchandise Trade.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

Canadian Balance of International Payments

	First 3 quarters(1)		(For the years ended December 31,)
	2009	2008	2008	2007	2006	2005	2004
	(in millions of dollars)
Current Account
Receipts
Goods and services	$324,983	$426,224	$560,335	$532,763	$522,620	$517,809	$494,387
Goods	275,280	373,525	489,857	463,127	453,951	450,210	429,006
Services	49,703	52,698	70,478	69,637	68,669	67,599	65,381
Investment Income	43,051	56,133	71,667	76,546	66,086	49,768	38,095
Current transfers	6,820	7,490	10,322	9,489	9,559	8,035	7,155
Current account receipts	374,854	489,848	642,324	618,798	598,265	575,612	539,637
Payments
Goods and services	346,831	399,233	535,965	503,840	486,952	467,492	439,575
Goods	279,885	330,173	442,988	415,229	404,345	387,838	363,158
Services	66,946	69,059	92,977	88,611	82,607	79,654	76,417
Investment Income	52,960	66,226	86,891	87,880	79,993	72,685	62,399
Current transfers	7,902	8,512	11,353	11,473	10,987	9,533	7,825
Current account payments	407,694	473,973	634,209	603,192	577,932	549,710	509,800
Balances
Goods and services	–21,848	26,991	24,370	28,924	35,668	50,317	54,811
Goods	–4,605	43,351	46,869	47,898	49,606	62,372	65,848
Services	–17,243	–16,361	–22,499	–18,974	–13,937	–12,055	–11,037
Investment Income	–9,909	–10,094	–15,223	–11,334	–13,907	–22,917	–24,304
Current transfers	–1,082	–1,022	–1,031	–1,984	–1,429	–1,498	–670
Current account balance	–32,840	15,876	8,115	15,606	20,333	25,902	29,837

Capital and Financial Account
Capital account	3,426	3,496	4,520	4,258	4,288	5,905	4,437
Financial account	29,784	–22,903	–11,641	–23,819	–26,840	–29,255	–37,246
Canadian assets, net flows
Canadian direct investment abroad	–31,669	–68,429	–82,874	–64,056	–50,367	–33,370	–56,395
Portfolio investment (2)	–9,819	–7,404	13,652	–48,426	–78,668	–53,455	–24,369
Foreign bonds	8,654	4,755	16,354	–28,902	–43,761	–29,488	–15,290
Foreign stocks	–16,977	–13,445	–7,914	–30,946	–28,107	–21,878	–8,092
Other investment	–33,285	–26,657	–34,311	–63,194	–35,595	–23,635	–6,300
Loans	–11,804	4,496	–626	–10,237	–11,819	7,325	3,444
Deposits	–4,325	–30,537	–37,227	–42,202	–9,002	–15,817	–10,661
Official international reserves	–14,699	–2,348	–1,711	–4,644	–1,013	–1,653	3,427
Other assets	–2,457	1,731	5,253	–6,111	–13,761	–13,489	–2,510

Total Canadian assets, net flows	–74,773	–102,492	–103,533	–175,676	–164,630	–110,460	–87,065
Canadian liabilities, net flows
Foreign direct investment in Canada	16,519	38,843	47,710	116,448	67,791	31,132	–579
Portfolio investment	80,892	32,149	29,057	–31,590	31,388	13,136	54,550
Canadian bonds	52,740	26,923	15,179	11,548	16,863	3,481	19,238
Canadian stocks	24,285	3,992	2,746	–41,994	10,814	9,133	35,742
Canadian money market	3,868	1,234	11,132	–1,143	3,711	522	–429
Other investment	7,147	8,596	15,124	66,999	38,611	36,937	–4,152
Loans	–8,879	2,634	3,208	13,084	17,700	5,992	–2,032
Deposits	6,805	4,837	13,372	48,566	20,389	28,951	–531
Other liabilities	9,220	1,125	–1,456	5,349	522	1,994	–1,589

Total Canadian liabilities, net flows	104,558	79,588	91,891	151,857	137,790	81,205	49,819

Total capital and financial account, net flows	33,209	–19,407	–7,122	–19,562	–22,552	–23,350	–32,809
Statistical discrepancy	406	3,434	–994	3,955	2,220	–2,552	2,973
Source: Statistics Canada, Canada’s Balance of International Payments.
Note: Amounts may not add due to rounding.
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.
(2) Includes foreign money market securities.

The current account deficit was $43.8 billion (seasonally adjusted, annualized level) in the first three quarters of 2009. Over the period since 2004, the three main components of the current account have evolved as follows:

(1)	The merchandise trade surplus decreased from $65.8 billion in 2004 to $46.9 billion in 2008. In the first three quarters of 2009, the merchandise trade deficit was an average of $6.1 billion (annualized level).

(2)	The service account deficit worsened from $11.0 billion in 2004 to $22.5 billion in 2008. The services deficit averaged $23.0 billion (annualized level) in the first three quarters of 2009.

(3)	The deficit on net investment income payments narrowed from $24.3 billion in 2004 to $15.2 billion in 2008. The investment income deficit averaged $13.2 billion in the first three quarters of 2009 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the US economy helped reduce the merchandise trade surplus in 2007 and through the end of 2008. The sharp decline in international demand as a result of the world economic downturn combined with a weak US dollar led to sharp rise deterioration in the merchandise trade balance to a deficit in the first three quarters of 2009.

Canada registered net outflows in the capital and financial account of $32.8 billion in 2004, $23.4 billion in 2005, $22.6 billion in 2006, $19.6 billion in 2007 and $7.1 billion in 2008. Net inflows in the capital and financial account in the first three quarters of 2009 averaged $44.3 billion (annualized level).

Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $54.6 billion in 2004 before falling to $13.1 billion in 2005. Non-resident purchases of Canadian bonds, stocks and money market instruments rebounded to $31.4 billion in 2006 before declining to negative $31.6 billion in 2007 and then rebounding back to $29.1 billion in 2008. In 2009, portfolio investment from abroad increased to $107.9 billion (annualized level) over the first three quarters.

From 1980 to the early 1990s, foreign direct investment in Canada averaged just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector, before sliding to negative $579 million in 2004. It then increased to $31.1 billion in 2005, $67.8 billion in 2006, $116.4 billion in 2007 and declined to $47.7 billion in 2008. Foreign direct investment was $22.0 billion over the first three quarters of 2009 (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since this time, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.39 U.S. cents in November 2007. The dollar closed 2008 at 82.10 U.S. cents. From the beginning of 2009 through to December 16, trading in the Canadian dollar ranged between 76.53 and 97.97 U.S. cents. The Canadian dollar closing price on December 16, 2009 was 94.30 U.S. cents.

Exchange Rate For The Canadian Dollar

	2009 through	For the years ended December 31,
	December 16	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
	(in U.S. cents)

High	97.97	102.98	110.39	91.34	87.51	85.14	77.89	66.54	67.11	69.84	69.35
Low	76.53	76.81	84.19	84.79	78.53	71.41	63.38	61.79	62.30	63.97	64.62
Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

Canada’s Official International Reserves

	At November 30,	At December 31,
	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
	(in millions of U.S. dollars)

Total	56,420	43,872	41,081	35,063	33,018	34,466	36,268	37,169	34,248	32,424	28,646
Source: Department of Finance.

Canada’s official reserves at November 30, 2009 consisted of United States dollars in the amount of U.S.$24,600 million, U.S.$128 million in gold (valued at U.S.$1,176 per fine ounce), U.S.$2,490 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$9,461 million in Special Drawing Rights (“SDRs”) and U.S.$19,741 million in other convertible currencies.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$3,293 million of Canada Bills outstanding on November 30, 2009. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. In March 2009, a Japanese yen denominated Canada Note matured bringing the outstanding balance of Canada Notes to nil. A Euro Medium-Term Notes (EMTN) program was launched in March 1997. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. In April 2009, two euro denominated Euro Medium-Term Notes matured bringing the outstanding balance of Euro Medium-Term Notes to nil. In September 2009, the Government issued a 5-year, US$3 billion dollar global bond to supplement Canada’s foreign exchange reserves and meet foreign currency requirements to support lending by the International Monetary Fund. As of November 30, 2009, U.S.$3,211 million in foreign currency denominated bonds remained outstanding comprised of one global bond issue, and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit is equal to total liabilities less total assets — both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, and loans, investments and advances. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. It is the accumulation of the annual surpluses and deficits in the past that represents the federal debt and is the main measure of debt. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has control for financial reporting purposes.

Between fiscal 1997-98 and fiscal 2007-2008, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). A budgetary deficit of $5.8 billion was recorded in fiscal 2008-09. Federal debt — the accumulation of annual deficits and surpluses since Confederation was 29.0% of GDP in fiscal 2008-09, down 39.4 percentage points from its peak of 68.4% in fiscal 1995-96. This is the thirteenth consecutive year in which the federal debt-to-GDP ratio has declined and it is now at its lowest level since 1979-80. Program expenses were up $8.4 billion, or 4.2%, over the prior year. As a percentage of GDP, program expenses remained steady at 13.0% in fiscal 2008-09. As a percentage of revenues, public debt charges were 13.3% in fiscal 2008-09, down from a peak of about 38% in fiscal 1990-91. The share of revenues devoted to public debt charges is now at its lowest level since the late 1970s.

Financial requirements/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance and for accruals of past or future cash receipts or payments are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial surpluses were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. The financial requirement of $90.1 billion in fiscal 2008-09 reflects the impact of the recession on the budgetary balance, the $55 billion in purchases of insured mortgage pools from Canadian lenders through the Canada Mortgage and Housing Corporation and the impact of a full year’s lending activities under the Government’s consolidated borrowing framework. As a result of this financial requirement and increase in cash balances to support the Bank of Canada’s operations to provide liquidity to financial markets, the stock of unmatured debt increased by $123.3 billion in fiscal 2008-09 billion. Unmatured debt as a percentage of GDP stood at 32.1% in fiscal 2008-09, down 25.6 percentage points from the peak of 57.7% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 50% and corporate income taxes accounted for about 13% of Government revenue in fiscal 2008-09.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2009, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $40,726, 22% on taxable income between $40,726 and $81,452, 26% on taxable income between $81,452 and $126,264 and 29% on taxable income above $126,264.

The general federal corporate income tax rate in 2009 is 19%. The 2007 Budget and an Economic Statement released in October 2007 proposed to reduce this general rate to 15% by 2012. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income of a Canadian-controlled private corporation to 11%.

Capital gains are taxed as part of the income tax system in the taxation year in which they are realized. A portion of the gain is included in income and is subject to tax at the applicable individual or corporate income tax rate. The taxable portion of the capital gains has changed over time. When capital gains were first subject to tax in Canada in 1972, the taxable portion was 50%. After increasing to as high as 75% in 1990, the taxable portion was reduced to its current level of 50%, effective in 2000.

The goods and services tax is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Excise taxes and duties are imposed on selected goods, including motive fuels, tobacco and alcohol. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, annual surplus and accumulated deficit for the years shown.

Detailed Statement of Operations and Accumulated Deficit

	For the years ended March 31,
	2009	2008	2007	2006	2005
	(in millions)
Tax Revenues
Personal income tax	$116,024	$113,063	$110,477	$103,691	$98,521
Corporate income tax	29,476	40,628	37,745	31,724	29,956
Other income tax revenues	6,298	5,693	4,877	4,529	3,560
Goods and services tax	25,740	29,920	31,296	33,020	29,758
Energy taxes	5,161	5,139	5,128	5,076	5,054
Customs import duties	4,036	3,903	3,704	3,330	3,091
Other excise taxes and duties	4,869	5,245	5,189	4,730	4,954

Total tax revenues	191,604	203,591	198,416	186,100	174,894
Employment Insurance Premiums	16,887	16,558	16,789	16,535	17,307
Other Revenues
Crown corporation revenues	7,760	6,504	7,503	7,198	6,825
Other program revenues	15,105	13,895	11,544	10,356	11,742
Foreign exchange revenues	1,736	1,872	1,714	2,014	1,175

Total other revenues	24,601	22,271	20,761	19,568	19,742
Total Budgetary Revenues	233,092	242,420	235,966	222,203	211,943

Program Expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	33,377	31,955	30,284	28,992	27,871
Other levels of Government
Canada health and social transfer	33,327	31,346	28,640	27,225	28,031
Fiscal arrangements	15,138	14,570	13,033	12,381	12,863
Alternative payments for standing programs	–2,974	–2,720	–3,177	–2,731	–2,746
Other	1,024	2,956	4,018	3,940	3,807

Total other levels of Government	46,515	46,152	42,514	40,815	41,955
Employment insurance benefits	16,308	14,298	14,084	14,417	14,748
Canada child tax benefits	11,901	11,894	11,214	9,200	8,688
Other transfer payments	30,192	27,032	26,844	24,893	25,453

Total transfer payments	138,293	131,331	124,940	118,317	118,715

Other program expenses
Crown corporation expenses	8,066	7,340	7,211	7,195	8,907
Ministry expenses	61,498	60,827	56,118	49,701	48,740

Total other program expenses	69,564	68,167	63,329	56,896	57,647

Total program expenses	207,857	199,498	188,269	175,213	176,362

Public Debt Charges	30,990	33,325	33,945	33,772	34,118

Total Budgetary Expenses	238,847	232,823	222,214	208,985	210,480

Annual Surplus or Deficit(–)	–5,755	9,597	13,752	13,218	1,463
Accumulated Deficit, Beginning of Year	457,637	467,268	481,499	494,717	496,180
Other Comprehensive Income	–318	34	479	—	—

Accumulated Deficit, End of Year	$463,710	$457,637	$467,268	$481,499	$494,717

Source: Public Accounts of Canada 2009.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $74.2 billion in fiscal 2008-09.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. The balance outstanding of these accounts amounted to $196.1 billion at March 31, 2009. The public sector pensions comprised 71.3% of the outstanding balance at March 31, 2009.

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $110.0 billion at March 31, 2009 ($126.8 billion at March 31, 2008). Of these assets, $96.9 billion was transferred to the Canada Pension Plan Investment Board and $0.1 billion was a direct liability of the Government. The balance of $13.0 billion represents net income from operations receivables and unrealized gains.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2009, the net liability in respect of these accounts totalled $139.9 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2009, which amounted to $190.3 billion, less pension plan assets of $37.8 billion and unamortized pension adjustments of –$12.6 billion. In fiscal 2008-09 the net liability to the public sector pensions increased by $2.5 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $2.9 billion to $61.5 billion in fiscal 2008-09 from $58.6 billion in fiscal 2007-08.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a requirement of $2.5 billion in fiscal 2008-09 and a source of $4.7 billion in fiscal 2007-08.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

Subsequent Event

The Government of Canada has committed to provide transitional assistance payments to certain provinces from fiscal year 2009-2010 to fiscal year 2011-2012 in support of the new harmonized value-added tax system.

Total authorized payments are just under $6 billion. This amount represents a contractual obligation and represents an event subsequent to the 2008-2009 summary financial statements that warrants disclosure.

Detailed Statement of Transactions — Non-Budgetary Transactions, Non-Financial Assets and
Foreign Exchange Transactions

	For the years ended March 31,
	2009	2008	2007	2006	2005
	(in millions)
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	$–57,470	$258	$148	$200	$190
Business Development Bank of Canada	–6,284	–1,000	—	—	—
Farm Credit Canada	–7,610	–3,840	—	—	—
Other	–5	–35	33	–67	2
Amount to be repaid from future appropriations	473	–32	–66	–63	–39
Unamortized discounts and premiums	–26	19	—	—	—

	–70,922	–4,630	115	70	153

Investments
Share of annual profit	–4,773	–4,256	–5,336	–5,041	–4,853
Other comprehensive income	318	–34	–479
Dividends	2,095	2,436	2,604	2,027	1,944
Capital	–600	—	–3	–15	–275

	–2,960	–1,854	–3,214	–3,029	–3,184

Total	–73,882	–6,484	–3,099	–2,959	–3,031

Other loans, investments and advances
Portfolio investments	6	—	—	–101	1,225
National governments including developing countries	–182	143	80	158	171
International organizations	–905	–321	–491	–224	–253
Provincial and territorial governments	217	899	285	14	–673
Other	–1,005	–410	–367	–1,524	–1,822

	–1,869	311	–493	–1,677	–1,352
Total loans, investments and advances	–75,751	–6,173	–3,592	–4,636	–4,383
Allowance for valuation	1,527	398	387	915	–6

Total loans, investments and advances after allowance for valuation	–74,224	–5,775	–3,205	–3,721	–4,389

Pensions and other Liabilities
Public sector pensions	2,538	2,645	3,664	1,483	2,019
Other employee and veteran future benefits	2,410	2,778	1,754	1,820	2,182
Due to Canada Pension Plan	–16	52	–97	–2,620	–4,712
Other liabilities	44	632	–185	–567	–579

Total pensions and other liabilities	4,976	6,107	5,136	116	–1,090

Non-Financial Assets
Tangible capital assets	–2,152	–2,139	–681	–145	–462
Inventories	–100	–260	–113	–350	609
Prepaid expenses	–608	392	–396	–82	–195

Total non-financial assets	–2,860	–2,007	–1,190	–577	–48

Other Transactions
Tax receivables	–6,009	590	–7,379	–5,636	–5,524
Other receivables	–3	151	–817	–327	223
Provincial and territorial tax collection agreements accounts	–168	–1,311	410	2,316	1,103
Tax payables	1,835	7,622	2,986	2,752	2,610
Other liabilities	1,869	–2,359	1,683	–1,376	8,813

Total other transactions	–2,476	4,693	–3,117	–2,271	7,225

Foreign Exchange Transactions
International reserves held in the Exchange Fund Account	–8,290	1,769	–3,737	–1,822	2,133
International Monetary Fund — Subscriptions	–1,259	354	–433	567	945

	–9,549	2,123	–4,170	–1,255	3,078
Less: International Monetary Fund — Notes payable	14	201	–771	–1,412	–453
Special drawing rights allocations	–154	43	–48	113	89

	–140	244	–819	–1,299	–364

Total foreign exchange transactions	–9,409	1,879	–3,351	44	3,442

Source: Public Accounts of Canada 2009.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

Unmatured Market Debt
(Principal Amount Outstanding)

	At Sept. 30,	At March 31,
	2009	2009	2008	2007	2006	2005
	(in millions)
Canadian Currency
Marketable bonds	$332,393	$295,322	$253,802	$257,909	$261,872	$266,674
Treasury bills	193,200	192,500	117,000	134,100	131,600	127,200
Canada Savings Bonds	7,293	7,332	7,442	8,764	10,506	11,958
Canada Premium Bonds	5,178	5,199	5,626	6,410	6,828	7,115
Canada Investment Bonds	—		—	1	8	8
Obligations issued to Canada Pension Plan Investment Fund	456	523	1,042	1,742	3,094	3,335
Obligations issued to Trustees in respect of Health Care Initiatives	—	—	—	—	8	58

Total Canadian currency	538,521	500,876	384,912	408,926	413,916	416,348

Foreign Currency (1)
Canada Bills	5,058	8,708	1,484	1,847	4,734	3,862
Canada Notes		—	515	490	496	1,128
Euro Medium-Term Note Program		1,676	1,621	1,626	1,500	1,661
Other marketable bonds (2)	3,438	265	6,097	6,697	7,588	9,941

Total foreign currency	8,496	10,649	9,717	10,660	14,318	16,592

Total Unmatured Market Debt	$547,018	$511,525	$394,629	$419,586	$428,234	$432,940

Source: Bank of Canada, Department of Finance.
Note: Amounts may not add due to rounding.
(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30,	At March 31,
	2009	2009	2008	2007	2006	2005

United States Dollar	1.0707	1.2613	1.0265	1.1546	1.1680	1.2096
Euro	—	1.6755	1.6205	1.5424	1.4153	1.5681
Japanese Yen	—	—	0.010300	0.009799	0.009923	0.011281
New Zealand Dollar	—	—	—	0.8248	0.7192	0.8617

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30,	At March 31,
	2009	2009	2008	2007	2006	2005
	(in millions)

United States Dollars	3,438	266	2,711	2,711	3,711	5,211
Euro	—	1,676	2,045	2,045	2,045	2,045
New Zealand Dollars	—	—	—	500	500	500

Total Canadian currency unmatured market debt was $538,521 million on September 30, 2009, an increase of $37,645 million from March 31, 2009. The increase was mostly related to the increases in Treasury Bills ($700 million), and in marketable bonds ($37,072 million) and partially offset by a reduction in obligations issued to Canada Pension Plan Investment Fund (–$66 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2009 to September 30, 2009, the Government issued an aggregate of $56,500 million of marketable bonds in Canadian currency and redeemed $19,943 million (including $5,456 million in repurchased and cancelled bonds), for a net increase of $36,558 million. This was further increased by $514 million for the inflation compensation on Real Return Bonds, resulting in a net increase of $37,072 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2009 to September 30, 2009, the amount of treasury bills outstanding increased by $700 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2009 to September 30, 2009, the amount of unmatured Canada Savings Bonds outstanding decreased by $39 million. Canada Premium Bonds are a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bonds (“Canada RRSP Bonds”). They offer a higher interest rate compared to Canada Savings Bonds and are redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2009 to September 30, 2009, the amount of unmatured Canada Premium Bonds outstanding decreased by $21 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period November 1, 2006 to April 30, 2007, all of the Canada Investment Bonds matured bringing the outstanding balance to nil. Obligations issued to Canada Pension Plan Investment Fund are non-marketable.

Total foreign currency unmatured market debt was $8,496 million on September 30, 2009, a decrease of $2,153 million from March 31, 2009. This decrease in foreign currency unmatured debt was attributable to the significant foreign debt maturities over the past year. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of one global bond issue and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2009, $22,461 million of Canadian dollars have been swapped for U.S.$18,945 million, $18,686 million of Canadian dollars have been swapped for Euro 12,835 million and $357 million Canadian dollars have been swapped for ¥28 billion. As of September 30, 2009, $643 million of Canadian dollars have been swapped for U.S.$596 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

Average Rates of Interest

	At March 31,
	2009	2008	2007	2006	2005

Marketable bonds (1)	4.53%	5.08%	5.23%	5.26%	5.62%
Treasury bills	1.34	3.60	4.20	3.52	2.62
Retail Debt	2.32	3.50	3.54	3.84	2.85
Non-marketable bonds and notes (2)	11.03	10.62	10.37	10.02	9.99
Canada Bills	0.64	2.59	5.11	4.63	2.63
Foreign currency notes	4.50	3.87	3.92	3.85	3.14
Total Unmatured Debt	3.21	4.61	4.86	4.73	4.61
Source: Public Accounts of Canada 2009.
(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.
(2) Includes the bonds for the Canada Pension Plan and Obligations issued to Trustees in respect of Health Care Initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2009.

Schedule of Marketable Bond and Note Repayments
(in millions)

	Total Principal and Interest(1)
	Canadian	Foreign
For years ended	Currency	Currency
December 31,	Debt(2)	Debt (3) (4)

2009	—	—
2010	42,170	76
2011	62,058	76
2012	41,196	76
2013	33,469	76
2014-2018	120,945	3,288
2019-2023	58,979	—
2024-2028	33,372	—
2029-2033	43,421	—
2034-2038	25,320	—
2039-2043	16,859	—

Source: Bank of Canada.
(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3) Converted at U.S.$1.00 = $1.0707, the closing rates on September 30, 2009.
(4) Excludes principal and interest payments on U.S.$210,719,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $202,627 million as at March 31, 2009. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2009.

Financial Information Regarding Crown Corporations and Other Entities
(in millions)

		Other
	Consolidated	Entities	Enterprise	Total
Assets
Total assets	$6,256	$3,433	$410,264	$419,953

Liabilities
Liabilities to other than Government
Borrowings	—	—	202,708	202,708
Other	5,670	33	71,568	77,271

	5,670	33	274,276	279,979

Net assets	$586	$3,400	$135,988	$139,974

Financial interest of the Government
Obligations to the Government	$207	$2	$110,822	$111,031
Net equity of the Government	379	3,398	25,166	28,943

Total financial interest	$586	$3,400	$135,988	$139,974

Contingent liabilities	$507	—	$4,260	$4,767

Source: Public Accounts of Canada 2009.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2009 are summarized as follows.

Contingent Liabilities (With Respect To Net Exposure Under Guarantees)
(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$200,417
Borrowings by other than enterprise Crown corporations
From agents	1,097
From other than agents	1,766
Other explicit loan guarantees	25
Insurance programs of the Government	1,030
Other explicit guarantees	6,462

Total gross guarantees	210,797
Less: allowance for losses	–513

Net exposure under guarantees	$210,284

Source: Public Accounts of Canada 2009.

Note: Totals may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2009.

Agent Enterprise Crown Corporations Insurance Programs

			5-year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund
	(in millions)

Canada Deposit Insurance Corporation	$512,221	$—	$—	$959

Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	439,008	306	227	7,444
Mortgage-Backed Securities Guarantee Fund	270,379	—	—	1,440

Export Development Canada
Export insurance contracts entered into on its own behalf	23,626	86	41	—

Source: Public Accounts of Canada 2009.
(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band*.

* On April 21, 2009, the Bank lowered its target for the overnight rate to 1/4 percentage point, which the Bank judged to be the effective lower bound for that rate. The operating framework for the implementation of monetary policy in LVTS was also adjusted. The operating band was narrowed to 25 basis points, with the interest rate paid on overnight deposits, the lower limit, set at the overnight rate target, and the Bank rate at the upper limit. A standing PRA facility for the primary dealers was established to reinforce the upper limit of the operating band. The Bank also increased the target level of excess settlement balances in LVTS to $3 billion in order to support the effective functioning of markets in a low interest rate environment.

Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revisions being implemented in April 2007 (see Financial Sector Restructuring below). The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at November 25, 2009, the banking system consisted of 21 domestic banks, 25 foreign bank subsidiaries, 20 full-service foreign bank branches and 8 foreign bank lending branches.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, is an important tool in meeting these responsibilities and has been a key element in ensuring the stability, competitiveness and efficiency of the Canadian financial sector. This practice sets Canada apart from virtually every other country in the world.

The Budget Implementation Act passed in March 2009 contained legislative initiatives to strengthen Canada’s financial system and modernize the regulatory framework going forward. To reinforce financial stability, the Canada Deposit Insurance Corporation (CDIC) was provided with more flexible and up-to-date regulatory tools for dealing with weak or failing institutions in Canada, the authority of the Minister of Finance was broadened to promote financial stability and maintain efficient and well-functioning markets, and the Government was provided with standby authority to inject capital into federally regulated financial institutions to support financial stability. To modernize the regulatory framework, the Department took steps in 2008-09 to develop transparency-enhancing measures for credit cards and mortgage insurance.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2006, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Since the start of the financial crisis in the second half of 2007 until December 2007, the Bank of Canada undertook a series of interest rate cuts that reduced the overnight lending rate from 4.50 per cent in December 2007 to 1.50 per cent in December 2008.

As the financial crisis intensified and spilled over into real economic activity, with eroding foreign and domestic demand and most major advanced economies in recession, the Bank of Canada further reduced its overnight target rate by a cumulative 125 basis points to 0.25 per cent from January to April 2009. Furthermore, in its April 21st announcement, the Bank of Canada for the first time iterated a conditional commitment to maintain the target overnight rate at 0.25 per cent until the end of the second quarter of 2010. With monetary policy operating at the effective lower bound for the overnight policy rate, this conditional commitment provides more explicit guidance than is usual regarding the future path of the target rate so as to influence rates at longer maturities and in order to achieve the inflation target. Since April, at each Fixed Announcement Date, the Bank of Canada has maintained the overnight rate at 0.25 per cent and has reiterated its conditional commitment to maintain the overnight rate at this level. To reinforce its policy, the Bank of Canada has continued conducting longer-term Purchase and Resale Agreements and broadening the list of acceptable collateral and eligible counterparties.

Membership in International Economic Organizations

As of December 31, 2008, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2008, one SDR equalled Cdn $1.89.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2008, there were no loans outstanding to the IMF under the GAB and the NAB. Additionally, on July 6th, 2009, Canada entered into a two year, US$10 billion, temporary borrowing agreement with the IMF to bolster its lending resources. This credit line provides additional liquidity to the IMF, as needed. The credit line was first drawn on in July 2009.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

Participation In Other International Development Institutions

	At December 31, 2008
	Subscription
	Total	Paid-in(1)
	(in millions of
	U.S. dollars)

International Bank for Reconstruction and Development	$5,403.8	$334.9
International Development Association (“IDA”)	—	—
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	2,864.7	196.5
Inter-American Development Bank	4,039.9	173.7
Caribbean Development Bank	62.7	13.7
African Development Bank	1,131.6	125.9
European Bank for Reconstruction and Development	946.5	249.2
Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions and in consultation with the Canadian International Development Agency.
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2009, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and a reasonable estimate can be made were estimated at approximately $5,700 million ($5,400 million in 2008). Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims are negotiated in areas where aboriginal title has not been dealt with by treaty or by other legal methods. In such cases, the claim is based on an aboriginal group’s traditional use and occupancy of that land. As of March 31, 2009, there were currently 76 (75 in 2008) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,500 million ($3,400 million in 2008) is estimated for claims that have progressed to a point where quantification is possible. The remaining claims are still in the early stage of negotiations and cannot yet be quantified.

Assessed Taxes Under Objection or Appeal

As at March 31, 2009, an amount of $13,778 million ($10,353 million in 2008) of federal and provincial taxes assessed was under objection at Canada Revenue Agency and an amount of $2,429 million ($2,134 million in 2008) was being appealed to either the Tax Court of Canada, the Federal Court of Canada or the Supreme Court of Canada.

Other

In September 1999, the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act were amended to enable the federal government to deal with excess amounts in the superannuation accounts and pension funds governed by these Acts. The legal validity of these provisions has since been challenged in the Ontario Superior Court of Justice. On November 20, 2007, the Court rendered its decision and dismissed all the claims of the plaintiffs. Several of the plaintiffs are currently appealing this decision to the Ontario Court of Appeal. The outcome of these appeals is not determinable at this time.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) Payable in Canada in Canadian Dollars

Marketable Bonds(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2009

Maturing in 2009-10
2009 — Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	$207,790,000
Dec. 1	4 1/4	May 25/07 and Sept. 21/07 and Oct. 12/07	YJ78	3,112,792,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	79,534,000

				3,400,116,000

Maturing in 2010-11
2010 — June 1	3 3/4	Nov. 30/07 and Jan. 11/08	YM08	3,125,600,000
June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	5,055,128,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,183,485,000
Sept. 1	4	Nov. 22/04 and Jan. 24/05 and Feb. 21/05 and Apr. 26/05 and May 24/05 and July 18/05 and Aug. 29/05 and Oct. 11/05	XY54	7,394,884,000
Oct. 1	8 3/4	Apr. 28/86	H85	97,018,000
Dec. 1	2 3/4	May 23/08 and Aug. 22/08 and Sept. 19/08 and Nov. 21/09 and Dec. 19/08	YP39	12,184,302,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	463,681,000

				30,504,098,000

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	9,802,369,000
June 1	8 1/2	Feb. 19/87 and Mar. 15/87	H98	606,151,000
June 1	1 1/4	Jan. 27/09 and Feb. 24/09 and Mar. 29/09	YT50	11,000,000,000

Sept 1	3 3/4	Nov. 21/05 and Jan. 23/06 and Feb. 20/06 and May 23/06 and Jun. 27/06 and Jul. 31/06 and Aug. 21/06	YC26	8,766,862,000

Sep. 1	1	May 08/09 and Jun. 19/09 and Jul. 30/09	YW89	10,000,000,000

Dec. 1	1 1/4	Aug. 21/09 and Sep. 18/09	YY46	6,000,000,000

				46,175,382,000

Maturing in 2012-13
2012 — June 1	3 3/4	Nov. 6/06 and Dec. 11/06 and Feb. 19/07 and May 7/07 and Aug. 20/07 and Nov. 13/07	YG30	6,799,165,000
June 1	5 1/4	Oct 29/01 and Feb. 11/02 and April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	10,356,853,000

Sep. 1	2	Jun. 01/09 and Jul. 13/09 and Aug. 10/09	YX62	10,500,000,000

				27,656,018,000

Maturing in 2013-14
2013 — June 1	3 1/2	Feb. 25/08 and Mar. 10/08 and May 12/08 and Aug. 5/08 and Oct. 28/08 and Nov. 17/08	YN80	15,063,624,000
June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and Mar. 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	8,996,594,000
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	709,898,000

				24,770,116,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2009

Maturing in 2014-15
2014 — June 1	5	Oct. 20/03 and Dec. 15/03 and Feb. 9/04 and Mar. 22/04 and May 3/04 and June 22/04 and Aug. 16/04 and Sept. 28/04	XS86	$9,753,802,000
Jun. 1	3	Oct. 21/08 and Jan. 19/09 and Feb. 12/09 and Mar. 16/09	YS77	16,000,000,000
Dec. 1	2	Apr. 20/09 and May 25/09 and Jul. 20/09 and Aug. 27/09 and Sep. 29/09	YU24	15,000,000,000

				40,753,802,000

Maturing in 2015-16
2015 — June 1	4 1/2	Oct. 18/04 and Dec. 20/04 and Feb. 7/05 and Mar. 14/05 and May 9/05 and June 21/05 and Aug. 15/05 and Sept. 26/05	XX71	10,143,325,000
June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	456,505,000

				10,599,830,000

Maturing in 2016-17
2016 — June 1	4	Nov. 7/05 and Dec. 12/05 and Feb. 6/06 and Mar. 13/06 and Apr. 24/06 and Jun. 12/06 and Aug. 8/06 and Sept. 19/06	YB43	10,157,400,000

Maturing in 2017-18
2017 — June 1	4	Oct. 16/06 and Nov. 27/06 and Jan. 29/07 and Mar. 19/07 and Apr. 23/07 and Aug. 7/07 and Sept. 17/07	YF56	10,342,526,000

Maturing in 2018-19
2018 — June 1	4 1/4	Oct. 29/07 and Feb. 11/08 and Mar. 25/08 and Apr. 21/08 and June 23/08 and July 14/08	YL25	10,622,764,000

Maturing in 2019-20
2019 — Jun. 1	3 3/4	Oct. 6/08 and Nov. 10/09 and Feb. 9/09 and Mar. 2/09 and Mar. 10/09 and Apr. 14/09 and Jun. 15/09 and Aug. 18/09	YR94	17,650,000,000

Maturing in 2020-21
2020 — Jun. 1	3 1/2	Sep. 8/09	YZ11	3,000,000,000
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	663,361,000

				3,663,361,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	352,523,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	7,145,691,750	(2)

				7,498,214,750

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	234,636,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	4,149,000,000

Maturing in 2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	3,355,345,000

Maturing in 2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	6,857,287,500	(2)

Maturing in 2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	6,471,435,000

Maturing in 2029-30 2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	12,804,867,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2009

Maturing in 2031-32 2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02 and Dec. 9/02 and Mar. 17/03	WV25	$7,280,798,000	(2)

Maturing in 2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03 and Nov. 10/03 and Jan. 19/04 and Mar. 1/04	XG49	13,410,295,000

Maturing in 2036-37
2036 — Dec. 1	3	June 9/03 and Sept. 15/03 and Dec. 8/03 and Mar. 8/04 and June 7/04 and Sept. 7/04 and Dec. 6/04 and Mar. 7/05 and June 6/05 and Sept. 6/05 and Dec. 5/05 Mar. 06/06 and June 5/06 and Oct. 2/06 and Dec. 4/06 and Mar. 5/07	XQ21	6,515,788,500	(2)

Maturing in 2037-38
2037 — June 1	5	July 19/04 and Sept. 14/04 and Nov. 8/04 and Jan. 17/05 and Apr. 11/05 and Jul. 11/05 and Oct. 18/05 and Jan. 16/06 and May 1/06 and Jul. 24/06 and Oct. 31/06 and Jan. 15/07 and June 11/07 and July 23/07 and Oct. 9/07 and Jan. 21/08 and Jan. 12/09	XW98	13,999,089,000

Maturing in 2041-42
2041 — June 1	4	June 9/08 and Sept. 15/08 and Dec. 15/08 and Mar. 23/09 and May 19/09 and Jul. 14/09 and Aug. 5/09	YQ12	7,900,000,000
Dec. 1	2	June 4/07 and Sept. 4/07 and Dec. 10/07 and Mar. 3/08 and June 2/08 and Sept. 2/08 and Dec. 8/08 and Mar. 9/09 and Jan. 2/09 and Aug. 31/09	YK42	5,621,239,000	(2)

				13,521,239,000

Total Unmatured Marketable Bonds Payable In Canadian Dollars				332,393,407,750

Treasury Bills

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 1, 2009 to Sept. 2, 2010	0.219 to 2.656	Various issue dates from Oct. 2, 2008 to Sept. 28, 2009	193,200,000,000

Canada Savings Bonds(3)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2009

S46	2013 — Nov. 1(4)	.40 – 7.50	1991 — Nov. 1	$196,204,718
S47	2014 — Nov. 1(4)	.40 – 7.50	1992 — Nov. 1	318,272,418
S48	2015 — Nov. 1(4)	.40 – 7.50	1993 — Nov. 1	256,876,304
S49	2016 — Nov. 1(4)	.40 – 7.50	1994 — Nov. 1	377,358,600
S50	2017 — Nov. 1(4)	.40 – 6.75	1995 — Nov. 1	303,291,830
S51	2018 — Nov. 1(4)	.40 – 8.75	1996 — Nov. 1	590,692,828
S52	2017 — Nov. 1(4)	.40 – 6.50	1997 — Nov. 1	565,104,144
S54	2018 — Nov. 1(4)	.40 – 4.85	1998 — Nov. 1	252,003,848
S55	2018 — Dec. 1(4)	.40 – 4.85	1998 — Dec. 1	19,719,844
S56	2019 — Jan. 1(4)	1.35 – 4.85	1999 — Jan. 1	3,922,290
S57	2019 — Feb. 1(4)	1.25 – 4.60	1999 — Feb. 1	2,420,265
S58	2019 — Mar. 1(4)	1.00 – 4.75	1999 — Mar. 1	5,154,266
S59	2019 — Apr. 1(4)	.75 – 4.75	1999 — Apr. 1	3,274,509
S60	2019 — Nov. 1(4)	.40 – 4.85	1999 — Nov. 1	167,585,883
S61	2019 — Dec. 1(4)	.40 – 4.85	1999 — Dec. 1	19,023,504
S62	2020 — Jan. 1(4)	1.35 – 4.85	2000 — Jan. 1	6,320,215
S63	2020 — Feb. 1(4)	1.25 – 4.60	2000 — Feb. 1	3,969,967
S64	2020 — Mar. 1(4)	1.00 – 4.75	2000 — Mar. 1	6,814,601
S65	2020 — Apr. 1(4)	.75 – 4.75	2000 — Apr. 1	8,686,854

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2009

S66	2010 — Nov. 1	.40 – 4.85	2000 — Nov. 1	158,497,666
S67	2010 — Dec. 1	.40 – 4.85	2000 — Dec. 1	13,399,863
S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	6,382,052
S69	2011 — Feb. 1	1.25 – 4.40	2001 — Feb. 1	4,708,490
S70	2011 — Mar. 1	1.00 – 4.00	2001 — Mar. 1	4,635,114
S71	2011 — Apr. 1	.75 – 4.00	2001 — Apr. 1	3,167,785
S72	2011 — Nov. 1	.40 – 3.25	2001 — Nov. 1	217,906,370
S73	2011 — Dec. 1	.40 – 3.25	2001 — Dec. 1	13,940,956
S74	2012 — Jan. 1	1.35 – 3.10	2002 — Jan. 1	3,170,461
S75	2012 — Feb. 1	1.25 – 2.85	2002 — Feb. 1	2,639,921
S76	2012 — Mar. 1	1.00 – 4.00	2002 — Mar. 1	7,903,211
S77	2012 — Apr. 1	.75 – 4.00	2002 — Apr. 1	6,700,421
S78	2012 — Nov. 1	.40 – 3.25	2002 — Nov. 1	251,053,325
S79	2012 — Dec. 1	.40 – 3.25	2002 — Dec. 1	19,315,017
S80	2013 — Jan. 1	1.65 – 3.10	2003 — Jan. 1	5,281,457
S81	2013 — Feb. 1	1.25 – 2.85	2003 — Feb. 1	3,522,983
S82	2013 — Mar. 1	1.00 – 3.10	2003 — Mar. 1	7,897,958
S83	2013 — Apr. 1	.75 – 3.10	2003 — Apr. 1	8,360,957
S84	2013 — Nov. 1	.40 – 3.25	2003 — Nov. 1	188,882,278
S85	2013 — Dec. 1	.40 – 3.25	2003 — Dec. 1	9,898,600
S86	2014 — Jan. 1	1.65 – 3.10	2004 — Jan. 1	2,590,142
S87	2014 — Feb. 1	1.25 – 2.85	2004 — Feb. 1	1,962,090
S88	2014 — Mar. 1	1.00 – 3.10	2004 — Mar. 1	4,313,386
S89	2014 — Apr. 1	.75 – 3.10	2004 — Apr. 1	2,483,689
S90	2014 — Nov. 1	.40 – 3.25	2004 — Nov. 1	213,886,647
S91	2014 — Dec. 1	.40 – 3.25	2004 — Dec. 1	11,666,375
S92	2015 — Jan. 1	1.65 – 3.10	2005 — Jan. 1	4,252,025
S93	2015 — Feb. 1	1.25 – 2.85	2005 — Feb. 1	2,349,387
S94	2015 — Mar. 1	1.00 – 3.10	2005 — Mar. 1	5,606,978
S95	2015 — Apr. 1	.75 – 3.10	2005 — Apr. 1	3,051,451
S96	2015 — Nov. 1	.40 – 3.25	2005 — Nov. 1	277,524,710
S97	2015 — Dec. 1	.40 – 3.25	2005 — Dec. 1	12,815,352
S98	2016 — Jan. 1	1.65 – 3.10	2006 — Jan. 1	3,364,300
S99	2016 — Feb. 1	1.25 – 2.85	2006 — Feb. 1	2,739,594
S100	2016 — Mar. 1	1.00 – 2.75	2006 — Mar. 1	6,199,629
S101	2016 — Apr. 1	.75 – 3.10	2006 — Apr. 1	4,113,540
S102	2016 — Nov. 1	.40 – 3.25	2006 — Nov. 1	383,567,227
S103	2016 — Dec. 1	.40 – 3.25	2006 — Dec. 1	16,835,549
S104	2017 — Jan. 1	1.65 – 3.10	2007 — Jan. 1	4,409,512
S105	2017 — Feb. 1	1.25 – 2.85	2007 — Feb. 1	3,104,951
S106	2017 — Mar. 1	1.00 – 3.10	2007 — Mar. 1	8,849,742
S107	2017 — Apr. 1	.75 – 3.10	2007 — Apr. 1	5,813,264
S108	2017 — Nov. 1	.40 – 3.25	2007 — Nov. 1	576,109,646
S109	2017 — Dec. 1	.40 – 3.25	2007 — Dec. 1	28,476,472
S110	2018 — Jan. 1	1.65 – 3.10	2008 — Jan. 1	8,198,064
S111	2018 — Feb. 1	1.25 – 2.85	2008 — Feb. 1	8,993,128
S112	2018 — Mar. 1	1.00 – 2.50	2008 — Mar. 1	13,117,101
S113	2018 — Apr. 1	.75 – 2.45	2008 — Apr. 1	17,622,007
S114	2018 — Nov. 1	.40 – 2.00	2008 — Nov. 1	1,301,192,102
S115	2018 — Dec. 1	.40 – 1.85	2008 — Dec. 1	81,432,799
S116	2019 — Jan. 1	1.65	2009 — Jan. 1	66,053,012
S117	2019 — Feb. 1	1.25	2009 — Feb. 1	56,305,498
S118	2019 — Mar. 1	1.00	2009 — Mar. 1	62,952,922
S119	2019 — Apr. 1	0.75	2009 — Apr. 1	47,490,740

				7,293,404,802

Canada Premium Bonds(5)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2009

P3	2018 — Nov. 1 (4)	1.85 – 5.00	1998 — Nov. 1	$404,305,696
P4	2018 — Dec. 1 (4)	1.85 – 4.50	1998 — Dec. 1	47,396,628
P5	2019 — Jan. 1 (4)	2.00 – 4.50	1999 — Jan. 1	10,923,934
P6	2019 — Feb. 1 (4)	1.75 – 4.75	1999 — Feb. 1	8,173,123
P7	2019 — Mar. 1 (4)	1.75 – 6.00	1999 — Mar. 1	34,651,680
P8	2019 — Apr. 1 (4)	1.40 – 6.00	1999 — Apr. 1	25,853,495
P9	2019 — Nov. 1 (4)	1.00 – 6.00	1999 — Nov. 1	249,486,348

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2009

P10	2019 — Dec. 1 (4)	1.00 – 6.00	1999 — Dec. 1	76,240,037
P11	2020 — Jan. 1 (4)	2.50 – 6.00	2000 — Jan. 1	25,109,463
P12	2020 — Feb. 1 (4)	2.50 – 6.00	2000 — Feb. 1	20,196,665
P13	2020 — Mar. 1 (4)	2.50 – 6.25	2000 — Mar. 1	44,458,023
P14	2020 — Apr. 1 (4)	2.50 – 6.25	2000 — Apr. 1	58,941,805
P15	2010 — Nov. 1	2.35 – 5.90	2000 — Nov. 1	327,994,488
P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	71,264,737
P17	2011 — Jan. 1	2.35 – 5.90	2001 — Jan. 1	78,694,759
P18	2011 — Feb. 1	1.75 – 5.75	2001 — Feb. 1	151,232,069
P19	2011 — Mar. 1	1.75 – 4.55	2001 — Mar. 1	19,304,459
P20	2011 — Apr. 1	1.40 – 4.55	2001 — Apr. 1	19,551,850
P21	2011 — Nov. 1	1.85 – 4.00	2001 — Nov. 1	353,925,454
P22	2011 — Dec. 1	1.85 – 4.00	2001 — Dec. 1	49,226,068
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	13,303,172
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	11,308,301
P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	61,631,366
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	29,309,304
P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	709,722,034
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	140,765,120
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	54,240,160
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	8,907,175
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	19,757,335
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	43,577,081
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	37,829,001
P34	2013 — Nov. 1	2.35 – 5.00	2003 — Nov. 1	549,527,653
P35	2013 — Dec. 1	2.35 – 5.50	2003 — Dec. 1	120,814,327
P36	2014 — Jan. 1	2.35 – 5.50	2004 — Jan. 1	42,196,180
P37	2014 — Feb. 1	1.75 – 5.00	2004 — Feb. 1	27,783,406
P38	2014 — Mar. 1	1.75 – 4.00	2004 — Mar. 1	40,000,496
P39	2014 — Apr. 1	1.40 – 4.00	2004 — Apr. 1	21,371,304
P40	2014 — Nov. 1	1.85 – 3.50	2004 — Nov. 1	157,085,389
P41	2014 — Dec. 1	1.85 – 3.50	2004 — Dec. 1	37,716,165
P42	2015 — Jan. 1	2.00 – 3.25	2005 — Jan. 1	12,741,701
P43	2015 — Feb. 1	2.00 – 3.05	2005 — Feb. 1	6,408,696
P44	2015 — Mar. 1	2.00 – 3.15	2005 — Mar. 1	8,362,200
P45	2015 — Apr. 1	2.00 – 3.05	2005 — Apr. 1	7,025,571
P46	2015 — Nov. 1	2.25 – 2.75	2005 — Nov. 1	87,788,356
P47	2015 — Dec. 1	2.35 – 3.55	2005 — Dec. 1	37,652,387
P48	2016 — Jan. 1	2.35 – 4.00	2006 — Jan. 1	11,460,524
P49	2016 — Feb. 1	1.75 – 4.00	2006 — Feb. 1	11,923,982
P50	2016 — Mar. 1	1.75 – 4.00	2006 — Mar. 1	12,003,000
P51	2016 — Apr. 1	1.40 – 4.00	2006 — Apr. 1	13,765,752
P52	2016 — Nov. 1	1.00 – 3.35	2006 — Nov. 1	88,571,569
P53	2016 — Dec. 1	1.00 – 3.35	2006 — Dec. 1	22,220,670
P54	2017 — Jan. 1	3.05 – 3.25	2007 — Jan. 1	6,239,343
P55	2017 — Feb. 1	2.95 – 3.05	2007 — Feb. 1	4,949,022
P56	2017 — Mar. 1	3.15 – 3.35	2007 — Mar. 1	32,619,833
P57	2017 — Apr. 1	3.15 – 3.35	2007 — Apr. 1	24,032,911
P58	2017 — Nov. 1	3.30 – 3.50	2007 — Nov. 1	80,809,022
P59	2017 — Dec. 1	3.30 – 3.50	2007 — Dec. 1	20,526,868
P60	2018 — Jan. 1	3.15 – 3.25	2008 — Jan. 1	5,199,246
P61	2018 — Feb. 1	2.95 – 3.05	2008 — Feb. 1	5,684,202
P62	2018 — Mar. 1	2.85 – 3.15	2008 — Mar. 1	11,929,892
P63	2018 — Apr. 1	2.75 – 3.05	2008 — Apr. 1	16,007,063
P64	2018 — Nov . 1	2.35 – 2.65	2008 — Nov. 1	176,067,321
P65	2018 — Dec. 1	2.35 – 2.65	2008 — Dec. 1	102,548,129
P66	2019 — Jan. 1	2.35 – 2.65	2009 — Jan. 1	70,726,395
P67	2019 — Feb. 1	1.75 – 2.05	2009 — Feb. 1	28,395,627
P68	2019 — Mar. 1	1.75 – 2.05	2009 — Mar. 1	31,389,902
P69	2019 — Apr. 1	1.40 – 1.70	2009 — Apr. 1	37,590,435

				5,178,415,369

Obligations Issued To Canada Pension Plan Investment Fund(6)

Maturity date(s)	Coupon(s) %	Issue date(s)

Various maturity dates from Oct. 2, 2009 to July 2, 2012	9.17 to 11.33	Various issue dates from Oct. 2, 1989 to Jul. 2, 1992 (long term)	456,262,000

Total Unmatured Market Debt Payable In Canadian Dollars	538,521,489,921

Unmatured Market Debt (Continued)

(B) Payable In Foreign Currency (1) (7)

Canada Bills

					Outstanding at
Maturity date(s)	Yield(s) %	Original issue amount		Issue date(s)	September 30, 2009

Various maturity dates	0.01 to 0.9	U.S.$	4,724,568,000	Various issue dates
from Oct. 1, 2009				from Jan. 23, 2009
to Jun. 11, 2010				to Sept. 25, 2009	$5,058,594,958

Other Marketable Bonds Payable In Foreign Currencies

		Original amount at			Issue or
Maturity date	Coupon %	issue or assumption			assumption date

2010 — Jan. 15	8.60	U.S.$	157,895,000	(8)	Feb. 5, 2001	169,058,177
2014 — Sep. 10	2.38	U.S.$	3,000,000,000		Sep. 10, 2009	3,212,100,000
2016 — Dec. 15	8 1/4	U.S.$	38,244,000	(8) (9)	Feb. 5, 2001	35,594,351
2018 — June 30	9.70	U.S.$	16,080,000	(8)	Feb. 5, 2001	17,216,856
2019 — June 1	8.80	U.S.$	3,500,000	(8)	Feb. 5, 2001	3,747,450

Total (10)						3,437,716,834

Total Unmatured Market Debt Payable In Foreign Currency						8,496,311,792

Total Unmatured Market Debt						$547,017,801,713

Unmatured Market Debt (Continued)

(C) Cross Currency Swaps

For the cross currency swaps listed below (outstanding as of September 30, 2009), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2009 Oct. 01	5.3750	$116,572,500	Fixed	USD 75,000,000
Oct. 01	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 01	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 01	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 01	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 Jun. 01	3.9350	65,775,000	3 month LIBOR	50,000,000
Oct. 01	4.4950	79,230,000	Fixed	50,000,000
2011 Mar. 01	4.6400	78,670,000	Fixed	50,000,000
Mar. 01	5.0090	78,375,000	Fixed	50,000,000
Mar. 01	5.4000	115,072,500	Fixed	75,000,000
Mar. 01	5.4300	114,750,000	Fixed	75,000,000
Mar. 01	5.5860	116,632,500	Fixed	75,000,000
Jun. 01	4.4445	99,750,000	Fixed	75,000,000
Jun. 01	4.4527	99,375,000	Fixed	75,000,000
Jun. 01	4.4659	68,450,000	3 month LIBOR	50,000,000
Jun. 01	4.5279	68,940,000	Fixed	50,000,000
Jun. 01	4.6112	101,400,000	Fixed	75,000,000
Jun. 01	4.6430	78,670,000	Fixed	50,000,000
Jun. 01	4.6600	79,010,000	Fixed	50,000,000
Jun. 01	4.6980	78,950,000	Fixed	50,000,000
Jun. 01	4.8045	79,440,000	Fixed	50,000,000
Jun. 01	4.9430	77,875,000	Fixed	50,000,000
Jun. 01	5.0339	77,815,000	Fixed	50,000,000
Jun. 01	5.0670	78,775,000	Fixed	50,000,000
Jun. 01	5.4000	114,990,000	Fixed	75,000,000
2012 Apr. 06	3 month CDOR	250,000,000	3 month LIBOR	202,020,202
Apr. 08	3 month CDOR	248,320,000	3 month LIBOR	200,000,000
Apr. 13	3 month CDOR	247,400,000	3 month LIBOR	200,000,000
May 05	3 month CDOR	299,880,000	3 month LIBOR	252,000,000
Jun. 01	3.9148	93,675,000	Fixed	75,000,000
Jun. 01	3.9154	57,410,000	3 month LIBOR	50,000,000
Jun. 01	3.9334	93,375,000	Fixed	75,000,000
Jun. 01	3.9455	92,287,500	Fixed	75,000,000
Jun. 01	3.9592	61,200,000	Fixed	50,000,000
Jun. 01	3.9840	93,225,000	3 month LIBOR	75,000,000
Jun. 01	4.0190	90,225,000	3 month LIBOR	75,000,000
Jun. 01	4.0499	118,150,000	3 month LIBOR	100,000,000
Jun. 01	4.0569	117,380,000	3 month LIBOR	100,000,000
Jun. 01	4.1065	58,875,000	3 month LIBOR	50,000,000
Jun. 01	4.3370	133,900,000	3 month LIBOR	100,000,000
Jun. 01	4.3697	96,525,000	Fixed	75,000,000
Jun. 01	4.5936	99,600,000	Fixed	75,000,000
Jun. 01	4.6314	68,625,000	Fixed	50,000,000
Jun. 01	4.6402	102,787,500	3 month LIBOR	75,000,000
Jun. 01	4.6770	68,300,000	Fixed	50,000,000
Jun. 01	4.8198	100,897,500	3 month LIBOR	75,000,000
Jun. 01	4.9090	78,445,000	Fixed	50,000,000
Jun. 01	4.9872	79,500,000	Fixed	50,000,000
Jun. 01	5.0863	78,745,000	Fixed	50,000,000
Jun. 01	5.1110	78,540,000	Fixed	50,000,000
Jun. 01	5.4980	76,650,000	Fixed	50,000,000
Jun. 15	3 month CDOR	225,560,000	3 month LIBOR	200,000,000
Jun. 18	3 month CDOR	209,605,000	3 month LIBOR	185,000,000
Jun. 18	3 month CDOR	16,200,000	3 month LIBOR	15,000,000
2013 Jun. 01	3.7493	120,600,000	3 month LIBOR	100,000,000
Jun. 01	4.0677	117,500,000	3 month LIBOR	100,000,000
Jun. 01	4.0725	123,100,000	3 month LIBOR	100,000,000
Jun. 01	4.0995	118,200,000	3 month LIBOR	100,000,000
Jun. 01	4.1136	91,687,500	Fixed	75,000,000
Jun. 01	4.1184	90,975,000	Fixed	75,000,000
Jun. 01	4.1464	122,700,000	Fixed	100,000,000
Jun. 01	4.1494	62,000,000	3 month LIBOR	50,000,000
Jun. 01	4.3025	89,250,000	3 month LIBOR	75,000,000
Jun. 01	4.5100	33,437,500	3 month LIBOR	25,000,000
Jun. 01	4.5340	33,375,000	3 month LIBOR	25,000,000
Jun. 01	4.5480	98,662,500	Fixed	75,000,000
Jun. 01	4.5938	103,050,000	Fixed	75,000,000
Jun. 01	4.6810	102,150,000	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Jun. 01	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.1145	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
Jun. 01	3.7516	119,120,000	3 month LIBOR	100,000,000
Jun. 01	3.7662	118,950,000	3 month LIBOR	100,000,000
Jun. 01	3.7964	119,500,000	3 month LIBOR	100,000,000
Jun. 01	3.8246	119,850,000	3 month LIBOR	100,000,000
Jun. 01	4.0288	117,750,000	3 month LIBOR	100,000,000
Jun. 01	4.1189	85,350,000	3 month LIBOR	75,000,000
Jun. 01	4.1435	86,437,500	3 month LIBOR	75,000,000
Jun. 01	4.2989	92,250,000	3 month LIBOR	75,000,000
Jun. 01	4.5586	65,200,000	Fixed	50,000,000
Jun. 01	4.5768	65,725,000	Fixed	50,000,000
Jun. 01	4.6020	96,862,500	Fixed	75,000,000
Jun. 01	4.6262	97,500,000	Fixed	75,000,000
Jun. 01	4.6421	94,410,000	3 month LIBOR	75,000,000
Jun. 01	4.6437	97,627,500	Fixed	75,000,000
Jun. 01	4.6591	94,725,000	3 month LIBOR	75,000,000
Jun. 01	4.7055	98,730,000	Fixed	75,000,000
Jun. 01	4.7375	99,300,000	Fixed	75,000,000
Jun. 01	4.7540	65,200,000	3 month LIBOR	50,000,000
Jun. 01	4.7943	99,150,000	3 month LIBOR	75,000,000
Jun. 01	4.9805	136,240,000	Fixed	100,000,000
2015 Jun. 01	3.7511	92,325,000	3 month LIBOR	75,000,000
Jun. 01	3.8187	123,250,000	3 month LIBOR	100,000,000
Jun. 01	3.8207	92,737,500	3 month LIBOR	75,000,000
Jun. 01	3.8960	124,310,000	3 month LIBOR	100,000,000
Jun. 01	3.9048	121,850,000	3 month LIBOR	100,000,000
Jun. 01	3.9082	121,940,000	3 month LIBOR	100,000,000
Jun. 01	3.9301	121,720,000	3 month LIBOR	100,000,000
Jun. 01	3.9585	122,150,000	3 month LIBOR	100,000,000
Jun. 01	3.9598	121,200,000	3 month LIBOR	100,000,000
Jun. 01	4.0205	117,870,000	3 month LIBOR	100,000,000
Jun. 01	4.0487	95,175,000	3 month LIBOR	75,000,000
Jun. 01	4.0525	126,950,000	3 month LIBOR	100,000,000
Jun. 01	4.1225	93,525,000	3 month LIBOR	75,000,000
Jun. 01	4.1273	85,950,000	3 month LIBOR	75,000,000
Jun. 01	4.1384	85,650,000	3 month LIBOR	75,000,000
Jun. 01	4.1598	93,225,000	3 month LIBOR	75,000,000
Jun. 01	4.1742	62,050,000	3 month LIBOR	50,000,000
Jun. 01	4.1810	92,625,000	Fixed	75,000,000
Jun. 01	4.1850	92,775,000	3 month LIBOR	75,000,000
Jun. 01	4.2002	62,050,000	3 month LIBOR	50,000,000
Jun. 01	4.2103	57,875,000	3 month LIBOR	50,000,000
Jun. 01	4.3380	62,100,000	Fixed	50,000,000
Jun. 01	4.3438	91,875,000	3 month LIBOR	75,000,000
Jun. 01	4.3713	90,150,000	Fixed	75,000,000
Jun. 01	4.3860	90,300,000	Fixed	75,000,000
Jun. 01	4.3960	120,550,000	Fixed	100,000,000
Jun. 01	4.4310	90,487,500	Fixed	75,000,000
Jul. 20	3.5542	76,987,500	3 month LIBOR	75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 01	4.0098	117,000,000	Fixed	100,000,000
Jun. 01	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 01	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 01	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.1858	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
2017 Jan. 20	3.6938	76,237,500	Fixed	75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.2188	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 01	3.9835	117,800,000	Fixed	100,000,000
Jun. 01	4.0122	116,890,000	Fixed	100,000,000
Jun. 01	4.0207	117,530,000	Fixed	100,000,000
Jun. 01	4.0262	117,600,000	Fixed	100,000,000
Jun. 01	4.0313	117,170,000	Fixed	100,000,000
Jun. 01	4.1118	116,140,000	Fixed	100,000,000
Jun. 01	4.1274	115,650,000	Fixed	100,000,000
Jun. 01	4.1763	114,750,000	Fixed	100,000,000
Jun. 01	4.2051	115,190,000	Fixed	100,000,000
Jun. 01	4.2174	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 03	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
2018 Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Oct. 20	3.6682	125,000,000	Fixed	100,000,000
Nov. 20	3 month CDOR	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
2019 Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3 month CDOR	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000

		$22,461,382,750		USD 18,945,059,702

For the cross currency swaps listed below (outstanding as of September 30, 2009), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2009 — Oct. 1	4.94570	$72,035,800	Fixed	EUR	50,000,000
Oct. 1	4.96700	104,429,625	Fixed		75,000,000
Oct. 1	5.04900	70,056,125	Fixed		50,000,000
Oct. 1	5.05270	72,121,000	Fixed		50,000,000
Oct. 1	5.20300	70,107,600	Fixed		50,000,000
Oct. 1	5.39000	70,007,000	Fixed		50,000,000
Oct. 1	5.39050	69,155,575	Fixed		50,000,000
Oct. 1	5.40340	68,216,160	Fixed		50,000,000
Oct. 1	5.41450	68,935,000	Fixed		50,000,000
Oct. 1	5.51200	97,072,500	Fixed		75,000,000
Oct. 1	5.73050	67,866,100	Fixed		50,000,000
Oct. 1	5.76940	66,770,496	Fixed		50,000,000
Oct. 1	5.76950	65,293,000	Fixed		50,000,000
Oct. 1	6.08550	151,000,260	Fixed		100,000,000
Oct. 1	6.13530	74,000,000	Fixed		50,000,000
2010 — Mar. 1	5.12700	103,585,913	Fixed		75,000,000
Mar. 1	5.78100	67,067,000	Fixed		50,000,000
Mar. 1	5.78700	66,280,375	Fixed		50,000,000
Mar. 1	5.81470	67,374,000	Fixed		50,000,000
Mar. 1	6.07200	69,800,000	Fixed		50,000,000
Jun. 1	5.08570	72,154,700	Fixed		50,000,000
Jun. 1	5.09850	71,962,000	Fixed		50,000,000
Jun. 1	5.12300	69,797,000	Fixed		50,000,000
Jun. 1	5.14800	69,922,000	Fixed		50,000,000
Jun. 1	5.20080	70,162,500	Fixed		50,000,000
Jun. 1	5.33900	69,452,000	Fixed		50,000,000
Jun. 1	5.39460	70,668,100	Fixed		50,000,000
Jun. 1	5.64520	65,190,000	Fixed		50,000,000
Jun. 1	5.74700	67,202,550	Fixed		50,000,000
Jun. 1	5.76300	66,600,000	Fixed		50,000,000
Jun. 1	5.83480	66,000,000	Fixed		50,000,000
Jun. 1	5.84000	66,149,000	Fixed		50,000,000
Jun. 1	5.89700	42,380,100	Fixed		30,000,000
Jun. 1	5.95387	56,539,560	Fixed		40,000,000
Jun. 1	5.95700	69,236,750	Fixed		50,000,000
Jun. 1	5.97160	69,145,000	Fixed		50,000,000
Jun. 1	6.22500	68,250,000	Fixed		50,000,000
Jun. 1	6.25600	68,100,000	Fixed		50,000,000
Oct. 1	5.13600	70,478,000	Fixed		50,000,000
Oct. 1	5.23900	71,805,000	Fixed		50,000,000
Oct. 1	5.26570	103,876,125	Fixed		75,000,000
Oct. 1	5.28100	103,462,328	Fixed		75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Oct. 1	5.33200	71,512,500	Fixed	50,000,000
Oct. 1	5.39100	67,200,000	Fixed	50,000,000
Oct. 1	5.51860	104,770,421	Fixed	75,000,000
Oct. 1	5.70110	52,407,000	Fixed	40,000,000
Oct. 1	5.72600	98,520,000	Fixed	75,000,000
2011 — Jun. 1	3.81820	70,260,000	Fixed	50,000,000
Jun. 1	4.11270	119,869,000	Fixed	85,000,000
Jun. 1	4.15040	82,800,000	Fixed	60,000,000
Jun. 1	4.24630	91,942,000	Fixed	65,000,000
Jun. 1	4.28570	119,306,000	Fixed	85,000,000
Jun. 1	5.10200	105,164,970	Fixed	75,000,000
Jun. 1	5.36960	69,535,700	Fixed	50,000,000
Jun. 1	5.49060	69,340,800	Fixed	50,000,000
Sep. 1	3.99180	78,375,000	Fixed	55,000,000
Sep. 1	4.03020	120,581,000	Fixed	85,000,000
Sep. 1	4.03420	119,816,000	Fixed	85,000,000
Sep. 1	4.05070	113,960,000	Fixed	80,000,000
Sep. 1	4.07130	113,760,000	Fixed	80,000,000
Nov. 20	2.05340	158,750,000	Fixed	100,000,000
2012 — Apr. 20	1.50560	79,650,000	Fixed	50,000,000
Apr. 20	1.55480	80,875,000	Fixed	50,000,000
Jun. 1	3.62450	121,057,115	Fixed	85,000,000
Jun. 1	3.86440	119,952,000	Fixed	85,000,000
Jun. 1	3.98100	70,875,000	Fixed	50,000,000
Jun. 1	3.99850	115,931,500	Fixed	85,000,000
Jun. 1	4.00360	120,360,000	Fixed	85,000,000
Jun. 1	4.05650	119,175,000	Fixed	85,000,000
Jun. 1	4.08310	114,032,000	Fixed	80,000,000
Jun. 1	4.30400	119,348,500	Fixed	85,000,000
Jun. 1	4.34060	119,433,000	Fixed	85,000,000
Jun. 1	5.60300	70,615,000	Fixed	50,000,000
Jun. 1	5.67400	70,101,870	Fixed	50,000,000
Nov. 20	3.37300	55,811,000	Fixed	35,000,000
2013 — Jan. 20	1.70480	119,377,500	Fixed	75,000,000
Apr. 19	1.81000	79,500,000	Fixed	50,000,000
Apr. 19	1.83640	119,475,000	Fixed	75,000,000
Jun. 1	3.56590	126,066,000	Fixed	85,000,000
Jun. 1	3.85940	119,793,050	Fixed	85,000,000
Jun. 1	3.92270	71,300,000	Fixed	50,000,000
Jun. 1	4.04960	120,997,500	Fixed	85,000,000
Jun. 1	4.06580	118,725,000	Fixed	85,000,000
Jun. 1	4.06720	81,954,000	Fixed	60,000,000
Jun. 1	4.06880	118,549,500	Fixed	85,000,000
Jun. 1	4.41480	119,408,000	Fixed	85,000,000
Jun. 1	4.41890	118,983,000	Fixed	85,000,000
Jul. 19	1.60750	97,680,000	Fixed	60,000,000
Jul. 20	3.05400	151,280,000	Fixed	100,000,000
Jul. 20	3.10860	151,850,000	Fixed	100,000,000
2014 — Jun. 1	3.72300	124,025,500	Fixed	85,000,000
Jun. 1	3.85090	121,953,104	Fixed	85,000,000
Jun. 1	3.87030	120,402,500	Fixed	85,000,000
Jun. 1	3.97840	121,779,500	Fixed	85,000,000
Jun. 1	4.01790	116,000,000	Fixed	85,000,000
Jun. 1	4.08210	137,460,000	Fixed	100,000,000
Jun. 1	4.13160	118,991,500	Fixed	85,000,000
Jun. 1	4.16900	118,986,000	Fixed	85,000,000
Jun. 1	4.29100	121,735,000	Fixed	85,000,000
Jun. 1	4.29570	92,675,000	Fixed	65,000,000
Jun. 1	4.35210	118,337,000	Fixed	85,000,000
Jun. 1	4.42220	120,292,000	Fixed	85,000,000
Aug. 20	3.59700	118,125,000	Fixed	75,000,000
Aug. 20	3.63140	78,466,500	Fixed	50,000,000
Aug. 20	3.66910	79,225,000	Fixed	50,000,000
Sep. 20	3.50400	39,925,000	Fixed	25,000,000
2015 — Apr. 20	3.55500	79,600,000	Fixed	50,000,000
Apr. 20	3.58260	80,250,000	Fixed	50,000,000
Apr. 20	3.60470	79,150,000	Fixed	50,000,000
Jun. 1	3.82800	123,586,000	Fixed	85,000,000
Jun. 1	3.85310	120,718,928	Fixed	85,000,000
Jun. 1	3.97750	117,968,032	Fixed	85,000,000
Jun. 1	4.11890	117,096,000	Fixed	85,000,000
Jun. 1	4.14170	118,872,500	Fixed	85,000,000
Jun. 1	4.16550	118,490,000	Fixed	85,000,000
Jun. 1	4.39610	117,988,500	Fixed	85,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Jul. 20	2.13990	82,500,000	Fixed		50,000,000
Jul. 20	3.16000	151,680,000	Fixed		100,000,000
Aug. 20	3.69150	118,462,500	Fixed		75,000,000
2016 — Mar. 20	3.31810	78,250,000	Fixed		50,000,000
Mar. 20	3.35940	156,000,000	Fixed		100,000,000
Mar. 20	3.58590	80,525,000	Fixed		50,000,000
Apr. 20	3.65360	79,620,000	Fixed		50,000,000
Jun. 1	4.08250	71,290,000	Fixed		50,000,000
Jun. 1	4.17380	119,918,000	Fixed		85,000,000
Jun. 1	4.17820	120,437,775	Fixed		85,000,000
Jun. 1	4.20600	111,240,000	Fixed		80,000,000
Jun. 1	4.33520	119,340,000	Fixed		85,000,000
Jun. 1	4.37660	120,504,500	Fixed		85,000,000
Jun. 1	4.40680	119,918,000	Fixed		85,000,000
Jun. 1	4.42300	121,728,500	Fixed		85,000,000
Jun. 1	4.45070	122,757,000	Fixed		85,000,000
Jun. 1	4.45100	120,666,000	Fixed		85,000,000
Jun. 1	4.55370	119,569,500	Fixed		85,000,000
Jun. 1	4.59180	141,600,000	Fixed		100,000,000
Jun. 1	4.59640	70,675,000	Fixed		50,000,000
Jun. 1	4.59780	119,544,000	Fixed		85,000,000
Jun. 1	4.63220	70,267,500	Fixed		50,000,000
Jul. 20	2.31510	83,125,000	Fixed		50,000,000
Jul. 20	2.36950	122,625,000	Fixed		75,000,000
Jul. 20	3.49350	77,670,000	Fixed		50,000,000
Jul. 20	3.50900	117,300,000	Fixed		75,000,000
Jul. 20	3.61430	119,070,000	Fixed		75,000,000
Sep. 20	3.52250	120,937,500	Fixed		75,000,000
Oct. 20	3.44070	79,012,800	Fixed		50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed		50,000,000
Apr. 20	4.18880	75,225,000	Fixed		50,000,000
Jun. 1	4.00510	154,450,000	Fixed		100,000,000
Jun. 1	4.15940	153,650,000	Fixed		100,000,000
Jul. 20	4.39630	70,550,000	Fixed		50,000,000
Jul. 20	4.43500	70,510,000	Fixed		50,000,000
Jul. 20	4.48170	71,250,000	Fixed		50,000,000
Jul. 20	4.49940	114,744,000	Fixed		80,000,000
Jul. 20	4.55350	142,620,000	Fixed		100,000,000
Jul. 20	4.61860	70,875,000	Fixed		50,000,000
Aug. 20	4.40800	72,675,000	Fixed		50,000,000
Aug. 20	4.50020	142,820,000	Fixed		100,000,000
Aug. 20	4.56940	72,850,000	Fixed		50,000,000
Sep. 20	4.34100	106,087,500	Fixed		75,000,000
Sep. 20	4.36900	71,800,000	Fixed		50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed		50,000,000
Jan. 20	3.79570	73,200,000	Fixed		50,000,000
Jan. 20	3.83400	73,750,000	Fixed		50,000,000
Jan. 20	3.85300	72,250,000	Fixed		50,000,000
Jan. 20	3.85680	145,750,000	Fixed		100,000,000
Apr. 20	3.84300	73,625,000	Fixed		50,000,000
May 20	3 month CDOR	233,040,000	Fixed		150,000,000
May 20	3 month CDOR	156,500,000	Fixed		100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed		150,000,000
Jul. 20	3 month CDOR	155,100,000	Fixed		100,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed		100,000,000
Jul. 20	3 month CDOR	155,000,000	Fixed		100,000,000
Jul. 20	3.31350	77,950,000	Fixed		50,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed		100,000,000
Jan. 20	2.98000	157,000,000	Fixed		100,000,000
Jan. 20	2.98220	156,200,000	Fixed		100,000,000
Jan. 20	3.06030	39,485,000	Fixed		25,000,000
Jan. 20	3.14000	78,075,000	Fixed		50,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed		100,000,000
Jul. 20	3.42560	77,325,000	Fixed		50,000,000
Jul. 20	3.46490	154,000,000	Fixed		100,000,000
Jul. 20	3.50510	155,100,000	Fixed		100,000,000
Jul. 20	3.58250	115,612,500	Fixed		75,000,000
Jul. 20	3.58250	153,750,000	Fixed		100,000,000
Jul. 20	3.58850	154,000,000	Fixed		100,000,000

		$18,686,023,307		EUR	12,835,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2009), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — Jun. 1	5.8350	$110,900,000	6 month LIBOR	JPY 8,000,000,000
2012 — Mar. 20	1.3216	62,111,800	Fixed	5,000,000,000
2013 — Mar. 20	1.5875	62,874,556	Fixed	5,000,000,000
Mar. 20	1.5900	60,782,884	Fixed	5,000,000,000
2014 — Mar. 20	1.8070	60,774,648	Fixed	5,000,000,000

		$357,443,888		JPY 28,000,000,000

(D) Foreign Exchange Swaps

For the foreign exchange swaps listed below (outstanding as of September 30, 2009), the Government swapped Canadian dollars into U.S dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount

2009 — Oct. 29	$218,349,920	USD 200,800,000
2009 — Nov. 12	56,290,000	52,000,000
2009 — Nov. 30	13,012,800	12,000,000
2009 — Dec. 18	355,298,928	331,528,346

	$642,951,648	USD 596,328,346

NOTES:

(1)	Non-callable except as otherwise noted.
(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.
(3)	Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.
(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)	Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.
(6)	Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).
(7)	Converted at U.S.$1.00 = $1.0707, the closing rate on September 30, 2009.
(8)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(9)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(10)	May not add to total due to rounding.

Other Obligations (with Respect to Money Borrowed)

Direct Obligations (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

Borrowings by Agent Enterprise Crown Corporations

	Outstanding at March 31, 2009
	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings (2)	borrowings
		(in millions)

Business Development Bank of Canada	$1,357.3	$996.6	$2,353.9
Canada Lands Company Limited	153.2	—	153.2
Canada Mortgage and Housing Corporation	3,466.2	2,686.2	6,152.4
Canada Housing Trust (3)	160,663.9	—	160,663.9
Canada Post Corporation	92.6	—	92.6
Canadian Commercial Corporation	38.7	—	38.7
Canadian Dairy Commission (Marketing)	0.4	—	0.4
Export Development Canada	4,081.8	22,843.1	26,924.9
Farm Credit Canada	3,790.8	158.5	3,949.4
Freshwater Fish Marketing Corporation	30.3	4.0	34.3
Parc Downsview Park Incorporated	17.1	—	17.1
Royal Canadian Mint	36.2	—	36.2

Total	$173,728.4	$26,688.5	$200,416.9

Source: Public Accounts of Canada 2009.

(1)	The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Foreign currency equivalent in Canadian dollars.

(3)	As a result of the application of a new accounting standard, the Canada Housing Trust is now consolidated with the results of the Canada Mortgage and Housing Corporation. These borrowings previously were not reported as borrowings by an agent enterprise Crown corporation.

Contingent Liabilities

At March 31, 2009
(in millions)
Guarantees by the Government

Borrowings by enterprise Crown corporations which are agents of Her Majesty	$200,417

Borrowings by other than enterprise Crown corporations From agents
Loans to Indians by the Canada Mortgage and Housing Corporation for on-reserve housing	1,097

From other than agents
Guarantee programs of the Government
Canada Student Loans Act	70
Small Business Loans Act	690
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	115
Enterprise Development Program	—
Loans to Indians by approved lenders for on-reserve housing	683
Regional Aircraft Credit Facility	206
Aboriginal Economic Program	1
Indian economic development	1

1,766
Other explicit loan guarantees
National Biomass Ethanol Program	25

25
Insurance programs of the Government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	583
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	447

1,030
Other explicit guarantees
Restructuring of Canadian Third-Party Asset Backed Commercial Paper (Senior Funding Facility)	1,300
Guarantees under the Agricultural Marketing Programs Act
Advance Payments Program	1,524
Price Pooling Program	14
Guarantees under Section 19 of the Canadian Wheat Board Act	1,987
Guarantees to holders of mortgages insured by the AIG United Guaranty Mortgage Insurance Company of Canada, Genworth Financial Mortgage Insurance Company of Canada and PMI Mortgage Insurance Company of Canada	1,636

6,461

Total Gross Guarantees	210,797
Less: allowance for losses	514

Net Exposure Under Guarantees	$210,284

Source: Public Accounts of Canada 2009.

Note: Totals may not add due to rounding.

Supplementary Information

Marketable Bonds (Domestic)

From October 1, 2009 through November 30, 2009, Government of Canada domestic marketable bonds outstanding increased by $13,329 million to $345,632 million. New issues and retirements during this period are detailed below.

	Issue details
Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 1, 2009	10 3/4	—	—	$207,790,000
October 9, 2009	1 1/4	December 1, 2011	$3,500,000,000	—
October 14, 2009	3 1/2	June 1, 2020	600,000,000	—
October 20, 2009	4	June 1, 2041	1,500,000,000	—
November 10, 2009	3 1/2	June 1, 2020	3,500,000,000	—
November 16, 2009	1 1/2	March 1, 2012	3,000,000,000	—
November 23, 2009	2 1/2	June 1, 2015	3,000,000,000	—

From October 1, 2009 through November 30, 2009, five repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase settlement date	Coupon %	Maturity date	Amount Repurchased

October 1, 2009	4 1/4	December 1, 2009	$112,792,000
	3 3/4	June 1, 2010	25,000,000
	5 1/2	June 1, 2010	20,000,000
	4	September 1, 2010	150,000,000

			307,792,000

October 14, 2009	10 1/2	March 15, 2021	2,000,000
	9 3/4	June 1, 2021	6,335,000
	9 1/4	June 1, 2022	25,000,000
	8	June 1, 2023	146,312,000
	9	June 1, 2025	150,000,000
	8	June 1, 2027	30,000,000

			359,647,000

October 15, 2009	3 3/4	June 1, 2010	3,500,000
	5 1/2	June 1, 2010	9,700,000
	9 1/2	June 1, 2010	7,300,000
	4	September 1, 2010	450,000,000

			470,500,000

October 29, 2009	5 1/2	June 1, 2010	37,000,000
	4	September 1, 2010	463,000,000

			500,000,000

November 21, 2009	2 3/4	December 1, 2010	12,000,000

Total Repurchased Amount for Period:			$1,649,939,000

Canada Savings Bonds

CSB Series 120 issued on November 1, 2009 has a guaranteed minimum interest rate of 0.40% for the year beginning November 1, 2009. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 60 (issue date November 1, 1999) has been extended to November 1, 2019 at the option of the holder and has a guaranteed minimum interest rate of 0.40% for the year beginning November 1, 2009. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 61 (issue date December 1, 1999) has been extended to December 1, 2019 at the option of the holder and has a guaranteed minimum interest rate of 0.40% for the year beginning December 1, 2009. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 62 (issue date January 1, 2000) has been extended to January 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 63 (issue date February 1, 2000) has been extended to February 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 64 (issue date March 1, 2000) has been extended to March 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 65 (issue date April 1, 2000) has been extended to April 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

Canada Premium Bonds

CPB Series 70 issued on November 1, 2009 has a guaranteed minimum interest rate of 1.00% for the year beginning November 1, 2009, 1.40% for the year beginning November 1, 2010 and 1.80% for the year beginning November 1, 2011. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 9 (issue date November 1, 1999) has been extended to November 1, 2019 at the option of the holder and has a guaranteed minimum interest rate of 1.00% for the year beginning November 1, 2009, 1.40% for the year beginning November 1, 2010 and 1.80% for the year beginning November 1, 2011. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 10 (issue date December 1, 1999) has been extended to December 1, 2019 at the option of the holder and has a guaranteed minimum interest rate of 1.00% for the year beginning December 1, 2009, 1.40% for the year beginning December 1, 2010 and 1.80% for the year beginning December 1, 2011. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 11 (issue date January 1, 2000) has been extended to January 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 12 (issue date February 1, 2000) has been extended to February 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 13 (issue date March 1, 2000) has been extended to March 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 14 (issue date April 1, 2000) has been extended to April 1, 2020 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

Treasury Bills

From October 1, 2009 through November 30, 2009, treasury bills outstanding decreased by $3,300 million to $189,900 million.

Canada Bills

From October 1, 2009 through November 30, 2009, Canada Bills outstanding decreased by U.S.$1,431,877,000 to U.S.$3,292,691,000

Cross Currency Swaps

From October 1, 2009 through November 30, 2009, Canadian dollar liabilities of $437,140,800 were swapped into liabilities of U.S.$414,800,000.

Foreign Exchange Swaps

From October 1, 2009 through November 30, 2009, $249,210,147 was swapped into U.S.$233,795,672, of which $33,952,547 (U.S.$32,995,672) remained outstanding as of November 30, 2009 and due to mature on January 21, 2010.